Exhibit 10.31

AGREEMENT OF PURCHASE AND SALE
by and among
NWBR LLC, and STUART STREET DEVELOPMENT LLC, collectively, as Seller
and
NKOTB OWNER LLC, as Buyer

Dated as of October 7, 2014

Exhibits

Exhibit A	–	Form of Assignment of Leases
Exhibit B	–	Form of Assignment of Contracts
Exhibit C	–	Form of Tenant Notice
Exhibit D	–	Form of Assignment of Licenses, Permits, Warranties and General
Intangibles
Exhibit E	–	Form of Deed
Exhibit F	–	Form of Bill of Sale
Exhibit G	–	Form of FIRPTA
Exhibit H	–	Form of Owner’s No Lien and Possession Affidavit
Exhibit I	–	Form of Beverage Agreement
Exhibit J	–	Form of Rustic Kitchen Estoppel

Schedules

Schedule A-1		–	Hotel Property
Schedule A-2		–	212 Stuart Property
Schedule 1.1(a)		–	Survey
Schedule 1.1(b)		–	Violations
Schedule 2.4		–	Allocated Purchase Price
Schedule 3.1(c)		–	Required Governmental Authority Consents
Schedule 3.1(d)		–	Conflicts
Schedule 3.2(a)(i)		–	Contracts
Schedule 3.2(a)(ii)		–	Contract Defaults
Schedule 3.2(b)		–	Space Leases
Schedule 3.2(d)		–	Litigation
Schedule 3.2(j)		–	Tax Claims
Schedule 3.2(l)		–	Gift Certificates

AGREEMENT OF PURCHASE AND SALE
AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the ____ day of October, 2014, by and between NWBR LLC, a Delaware limited liability company, STUART STREET DEVELOPMENT LLC, a Delaware limited liability company (individually and collectively, as the context requires, “Seller”) and NKOTB OWNER LLC, a Delaware limited liability company (“Buyer”).
Background
A.     Seller is the owner of (i) the land more particularly described on Schedule A-1 attached hereto and the Improvements located thereon (the “Hotel Property”) and (ii) the land more particularly described on Schedule A-2 attached hereto (the “212 Stuart Property”; together with the Hotel Property, the “Property”; the Property together with the Asset-Related Property (as defined below), collectively, the “Assets”).
B.     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets on the terms and conditions hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1      Defined Terms. The capitalized terms used herein will have the following meanings.
“212 Stuart Property” shall have the meaning assigned thereto in “Background” paragraph A.
“Accounts Payable” means all accrued amounts owed by Seller as of the Cut-Off Time and arising out of the ownership and operation of the Property; provided, however, the term Accounts Payable does not include Booking Deposits.
“Additional Deposit” shall have the meaning assigned thereto in Section 2.2(a)(ii).
“Affiliate” shall mean any Person (as defined below) that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement of Purchase and Sale and all amendments hereto, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time.
“Alcoholic Inventory” shall mean all liquor, wine and other alcoholic beverages held for sale at the Property by Seller or Manager.
“Allocated Purchase Price” shall have the meaning assigned thereto in Section 2.4.
“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority (including without limitation the rules and regulations of the Securities and Exchange Commission), board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
“Asset Files” shall mean the materials with respect to the Assets previously delivered to Buyer or its representatives by or on behalf of Seller or made available to Buyer on an online data website.
“Asset-Related Property” shall have the meaning assigned thereto in Section 2.1(b).
“Assets” shall have the meaning assigned thereto in “Background” paragraph A.
“Assignment of Contracts” shall have the meaning assigned thereto in Section 6.1(b).
“Assignment of Leases” shall have the meaning assigned thereto in Section 6.1(a).
“Assignment of Licenses, Permits, Warranties and General Intangibles” shall have the meaning assigned thereto in Section 6.1(d).
“Attic Stock” shall mean all FF&E held in storage by Seller or Manager and intended as replacement FF&E.
“Basket Limitation” shall mean an amount equal to $100,000.
“Beverage Agreement” shall mean an Interim Beverage Agreement in the form attached hereto as Exhibit I.
“Bill of Sale” shall have the meaning assigned thereto in Section 6.2(d).

“Booking Deposit” shall mean all room reservation deposits, public function, conference and meeting room, banquet, food and beverage deposits and other deposits or fees for Bookings.
“Bookings” shall mean all bookings and reservations for guest, conference and banquet rooms or other facilities, if applicable, at the Property.
“Books and Records” shall have the meaning assigned thereto in Section 2.1(b)(ix).
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.
“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.
“Buyer-Waived Breach” shall have the meaning assigned thereto in Section 11.3.
“Cap Limitation” shall mean an amount equal to $5,000,000.00.
“Cash on Hand” shall have the meaning assigned thereto in Section 2.1(c)(i).
“Claims” shall have the meaning assigned thereto in Section 7.4(a).
“Closing” shall have the meaning assigned thereto in Section 2.3(a).
“Closing Date” shall have the meaning assigned thereto in Section 2.3(a).
“Closing Documents” shall mean any certificate, instrument or other document delivered pursuant to this Agreement, including, without limitation, each of the documents to be delivered by Seller pursuant to Section 6.2 and by Buyer pursuant to Section 6.1.
“Closing Statement” shall have the meaning assigned thereto in Section 6.1(i).
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.
“Condition of the Assets” shall have the meaning assigned thereto in Section 7.3(b).
“Consumables” shall have the meaning assigned thereto in Section 2.1(b)(iii).
“Contracts” shall mean, collectively, all agreements, contracts and Equipment Leases of Seller or Manager relating to the ownership, operation, maintenance and management the Property, or any portion thereof, but excluding the Bookings, the Booking Deposits, the

Space Leases, the Management Agreement and any documents evidencing or securing the Existing Financing. The term “Contract” shall be an individual reference to any of the Contracts.
“Cut-Off Time” shall have the meaning assigned thereto in the introductory paragraph to Article X.
“Deed” shall have the meaning assigned thereto in Section 6.2(a).
“Depositors” shall have the meaning assigned thereto in Section 15.20(b).
“Due Diligence Period” shall mean the period beginning on the Effective Date and ending at 5:00 pm Eastern Standard Time on October 30, 2014.
“Earnest Money” shall have the meaning assigned thereto in Section 2.2(a)(ii).
“Effective Date” shall mean the date of this Agreement.
“Employees” means all individuals who are employed by Manager on a full-time or part-time basis at, or with respect to, the Property.
“Environmental Claims” shall mean any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Materials over, on, in or under the Property, or the violation of any Environmental Laws with respect to the Property.
“Environmental Laws” means any Applicable Laws which regulate or control (i) Hazardous Materials, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Materials or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and (H) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.
“Environmental Liabilities” means any liabilities or obligations of any kind or nature imposed on the Person in question pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential release of Hazardous Materials or other pollution or contamination of any water, soil, sediment, air or other environmental media, whether or not located on the Property and whether or not arising from the operations or activities with respect to the Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Materials.
“Equipment Leases” shall mean all leases and purchase money security agreements (and all written amendments and modifications thereto) for any equipment, machinery, vehicles, furniture or other personal property located at the Property and used in the operation of the Property which are held by or on behalf of Seller.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute. Any reference herein to a particular provision of ERISA shall mean, where appropriate, the corresponding provision in any successor statute.
“Escrow Account” shall have the meaning assigned thereto in Section 15.4(a).
“Escrow Agent” shall have the meaning assigned thereto in Section 2.2(a)(i).
“Excluded Assets” shall have the meaning assigned thereto in Section 2.1(c).
“Excluded Personal Property” shall have the meaning assigned thereto in Section 2.1(c)(ii).
“Existing Financing” shall mean the mortgage loan encumbering the Property as of the Effective Date.
“F&B” shall mean all food and beverages which are located at the Property (whether opened or unopened), or ordered for future use at the Property as of the Closing, but expressly excluding (i) any Alcoholic Inventory to the extent, and only to the extent, the sale or transfer of the same is not permitted under Applicable Law, and (ii) any such food and beverages located within any premises of the Property leased to third parties or owned by any hotel guest.
“FF&E” shall mean all fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, vehicles, appliances, computer hardware and software, computer manuals, programs and databases, art work and other items of tangible personal property owned by Seller or Manager and located at the Property and used exclusively in the operation of the Property, or ordered for future use at the Property as of the Closing, other than the Supplies, F&B and Retail Merchandise.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
“Go-Hard Notice” shall have the meaning assigned thereto in Section 2.2(a)(i).
“Governmental Authority” shall mean any federal, state, local or foreign government or other political subdivision thereof, including, without limitation, any agency (including without limitation the Securities and Exchange Commission), court or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.
“Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at the Property as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Property, any restaurant, bar or banquet services, or any other goods or services provided to such guests or customers by or on behalf of Seller (or a Manager on behalf of Seller).
“Hazardous Materials” shall have the meaning assigned thereto in Section 7.3(b)(i).
“Hotel Property” shall have the meaning assigned thereto in “Background” paragraph A.
“Improvements” shall mean all buildings, structures and other improvements located in, on or under the land making up a portion of the Property, including, but not limited to, a full service, 356 guest room hotel known as “The Revere Hotel Boston Common,” and an 826 parking stall vehicular parking garage known as the “200 Stuart Street Parking Garage.”
“Initial Deposit” shall have the meaning set forth in Section 2.2(a)(i).
“IRS” shall mean the Internal Revenue Service.
“IRS Reporting Requirements” shall have the meaning assigned thereto in Section 15.3(c).
“IT Systems” shall mean all computer hardware, telecommunications and information technology systems, and computer software owned by Seller and/or Manager and used solely in connection with the Property.
“Licenses and Permits” shall have the meaning assigned thereto in Section 2.1(b)(v).
“Liens” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), charge, security interest, option, restriction, arrangement, preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease or other arrangement having substantially the same effect as any of the foregoing.
“Liquor License Application” shall have the meaning assigned thereto in Section 3.5(b).

“Liquor License Approval” shall mean the final approval of the City of Boston Licensing Board and the Massachusetts Alcoholic Beverages Control Commission to the issuance of a new liquor license (or transfer of the existing liquor license) in the name of Buyer or Buyer’s designee.
“Losses” shall have the meaning assigned thereto in Section 11.1.
“Management Agreement” shall mean, with respect to the Property, that certain Management Agreement dated November 8, 2010, between Seller, as owner, and the Manager, as manager, for the management and operation of the Property, and all amendments and modifications thereto.
“Manager” shall mean Northwood Hospitality LLC, a Delaware limited liability company.
“Manager’s Knowledge” shall mean the actual knowledge of Manager based upon the actual knowledge of David McCaslin with respect to the Assets, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person. The named individual shall not have any personal liability by virtue of his inclusion in this definition.
“Material Casualty” shall have the meaning assigned thereto in Section 9.2(b).
“Material Condemnation” shall have the meaning assigned thereto in Section 9.2(b).
“Material Violation” shall mean, with the exception of those Violations listed on Schedule 1.1(b) attached hereto, any single Violation which would reasonably be expected to cost more than $10,000 to cure or remove, or any group of Violations for which the aggregate cost to cure or remove the same would reasonably be expected to cost more than $50,000.
“New Lease” shall have the meaning assigned thereto in Section 3.4(d).
“OFAC” shall have the meaning assigned thereto in Section 3.1(f).
“Ordinary Course of Business” means the ordinary course of business consistent with Seller’s and Manager’s past custom and practices for the operation, maintenance and repair of the Property.
“Permitted Exceptions” shall mean all of the following: (i) applicable zoning and building ordinances and land use regulations, (ii) the matters set forth on the Survey or discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts which a survey of the Property would disclose or which are not shown in the Public Records, (iii) the Liens, encumbrances, restrictions, exceptions and other matters set forth in the Title Commitment as exceptions, (iv) the lien of real estate taxes and assessments not yet due and payable as of the Closing Date, (v) any exceptions caused by Buyer, its agents, representatives or employees, (vi) such other exceptions as the Title Company shall commit to omit or insure over without any additional cost to Buyer in a manner reasonably acceptable to Buyer, whether such insurance is made available in consideration of payment, bonding, escrow, indemnity of Seller or otherwise, (vii) the rights of Tenants under the Space Leases, as tenants only, (viii) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge, which can be a lien against real estate in the Commonwealth of Massachusetts, due after Closing and charges for sewer, water, electricity, telephone, cable television or gas, (ix) easements and laws, regulations, resolutions or ordinances, including, without limitation, building, zoning and environmental protection, as to the use, occupancy, subdivision, development, conversion or redevelopment of the Property currently or hereinafter imposed by any governmental or quasi-governmental body or authority and (x) all other matters that arise subsequent to the Effective Date that are approved (or deemed approved) by Buyer under Section 8.2 hereof.
“Personal Property” shall have the meaning assigned thereto in Section 2.1(b)(ii).
“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.
“Post-Effective Date Monetary Encumbrance” shall have the meaning shall have the meaning assigned thereto in Section 8.3(a).
“Post-Effective Date Voluntary Encumbrance” shall have the meaning shall have the meaning assigned thereto in Section 8.3(a).
“Property” shall have the meaning assigned thereto in “Background” paragraph A.
“Public Records” shall mean the Public Records of Suffolk County, Massachusetts.
“Purchase Price” shall have the meaning assigned thereto in Section 2.2(a).
“Real Property” shall mean the real property and related fixtures included in the Assets.
“Releasees” shall have the meaning assigned thereto in Section 7.4(a).
“Reporting Person” shall have the meaning assigned thereto in Section 15.3(c).
“Retail Merchandise” shall have the meaning assigned thereto in Section 2.1(b)(vii).
“Rustic Kitchen” shall mean NWRK LLC, a Delaware limited liability company and successor to SMS Stuart LLC.
“Rustic Kitchen Estoppel” shall have the meaning assigned to such term in Section 3.4(d).

“Rustic Kitchen Space Lease” shall mean Space Lease with Rustic Kitchen as the Tenant thereunder.
“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Seller Liabilities” shall have the meaning assigned thereto in Section 15.23.
“Seller Verification Notice” shall have the meaning assigned thereto in Section 15.20(b).
“Seller’s Broker” shall have the meaning assigned thereto in Section 15.2(a).
“Seller’s Knowledge” shall mean the actual knowledge of Seller based upon the actual knowledge of Jonathan Wang with respect to the Assets, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person. The named individual shall not have any personal liability by virtue of his inclusion in this definition.
“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.
“Space Leases” shall mean all leases, licenses and other occupancy agreements for all or any portion of the Property (other than in the ordinary course to hotel guests).
“Supplies” shall mean all china, glassware, silverware; linens; uniforms; engineering, maintenance, cleaning and housekeeping supplies; matches and ashtrays; soap and other toiletries; stationery, menus and other printed materials; and all other similar materials and supplies, which are located at the Property and used in the operation of the Property, or ordered for future use at the Property as of the Closing.
“Survey” shall mean the survey(s) of the Property described on Schedule 1.1(a) hereto and any updates thereto or any new surveys of the Property obtained by Buyer.
“Survey Update” shall have the meaning assigned thereto in Section 8.2.
“Taxes” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, excise, sales, use, leasing, fuel, excess profits, turnover, occupation, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, intangible taxes, levies, imposts, duties, charges, fees (including impact fees), assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.
“Tenant Notices” shall have the meaning assigned thereto in Section 6.1(c).

“Tenants” shall mean the tenants under the Space Leases.
“Termination Notice” shall have the meaning assigned thereto in Section 2.2(a)(i).
“Title Affidavit” shall have the meaning assigned thereto in Section 8.5.
“Title Commitment” shall mean that certain owner’s title commitment, with respect to the Property issued by the Title Company in connection with the transaction on [_____], 2014 as Case Number [____], Connection Number [____].
“Title Company” shall mean Fidelity National Title Company, Baltimore, Maryland office of national commercial services.
“Title Policy” shall have the meaning set forth in Section 8.4.
“Title Objections” shall have the meaning assigned thereto in Section 8.2.
“Title Objection Date” shall have the meaning assigned thereto in Section 8.2.
“Title Update” shall have the meaning assigned thereto in Section 8.2.
“Transferred Employees” shall have the meaning set forth in Section 14.1(b).
“Violations” shall mean all violations of Applicable Law now or hereafter issued or noted, including (x) those listed on Schedule 1.1(b) attached hereto, and (y) any open building permits and any fines or penalties associated with the foregoing.
“Voluntary Encumbrance” shall mean with respect to the Property, title exceptions affecting the Property that are knowingly and intentionally created by Seller through the execution by Seller of one or more instruments creating or granting such title exceptions; provided, however, that the term “Voluntary Title Encumbrances” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any title exceptions created pursuant to a Space Lease for a Property by a Tenant thereunder; (c) any title exceptions that are approved, waived or deemed to have been approved or waived by Buyer or that are created in accordance with the provisions of this Agreement; and (d) any title exceptions which, pursuant to a Space Lease for the Property or otherwise, are to be discharged by a Tenant or occupant of the Property.
“WARN Act” shall mean the Worker’s Adjustment and Retraining Notification Act of 1988, and any similar state and local law applicable, as amended from time to time, and any regulations and guidance issued pursuant thereto.
ARTICLE II
SALE, CONSIDERATION AND CLOSING
Section 2.1      Sale of Assets.

(a)    On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Assets.
(b)    The transfer of the Assets to Buyer shall include the sale, conveyance, transfer and assignment of all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean the following:
(i)    all of Seller’s right, title and interest in and to all easements, rights of way, privileges, covenants, common interests, development rights and other rights appurtenant to the Property and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Property and to the center line thereof;
(ii)    all personal property, operating equipment and FF&E, including any vehicles (collectively, the “Personal Property”) owned by Seller (except items owned or leased by Tenants or which are leased by Seller or Manager);
(iii)    all F&B and Supplies, opened and unopened, which are on hand on the date of this Agreement, subject to such depletion and restocking as shall occur and be made in the Ordinary Course of Business, excluding, however, the Personal Property (collectively, the “Consumables”);
(iv)    to the extent they may be transferred without consent under Applicable Law, all licenses (other than any liquor license), permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated and entitlements for approved and future development of the Property (“Licenses and Permits”);
(v)    to the extent assignable without consent, all warranties and guaranties, if any, issued to Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;
(vi)    to the extent assignable, all of Seller’s right, title and interest in all other intangibles associated with the Property, including, without limitation, goodwill, all logos, designs, trade names (including without limitation, the names “The Revere Boston Common”, “Emerald Lounge” and “Space 57” and all derivatives of the foregoing, to the extent of Seller’s rights with respect to those names (and without any representation as to such rights)), building names, trademarks, copyrights, websites and domain names related to the Property and other general intangibles relating to the Property, and all telephone exchange numbers specifically dedicated and identified with the Property, other than any such intangibles owned or held by Tenants;
(vii)    all merchandise located at the Property and held for sale to guests and customers thereof, or ordered for future sale at the Property as of the Cut-Off Time,

but not including any such merchandise owned by any Tenant at the Property (“Retail Merchandise”);
(viii)    all Space Leases, Contracts, and all security (to the extent assignable) and escrow deposits held by Seller in connection with any such Space Lease and/or Contract;
(ix)    all books and records, including without limitation tenant files, tenant lists and tenant marketing information relating to the Property, each to the extent in Seller’s possession or control (the “Books and Records”);
(x)    all Bookings, to the extent pertaining to periods from and after the Cut-Off Time; and
(xi)    all IT Systems and Attic Stock.
(c)    Notwithstanding anything to the contrary contained in this Agreement, it is expressly agreed by the parties hereto that the following items are expressly excluded from the Assets to be sold to Buyer (collectively, the “Excluded Assets”):
(i)    Cash. The balances of all cash and securities and other cash equivalent interests held by Seller or by the Manager for the benefit of Seller or the Property and deposited, held or contained in any account, bank or vault, including, without limitation, any cash held in reserves or escrow in connection with the Existing Financing, and reserves maintained by Seller or by the Manager. Notwithstanding the foregoing, any and all cash on hand or on deposit in any house bank and all checks, traveler’s checks and bank drafts paid by guests at the Property and located on the Property (collectively, the “Cash on Hand”) shall not be Excluded Assets and at the Closing, Seller shall sell to Buyer in connection with the Property and Buyer shall purchase from Seller, at face value, in addition to the Purchase Price, the Cash on Hand.
(ii)    Third Party Property. Any fixtures, personal property, equipment, trademarks or other intellectual property or other assets which are owned by (A) the supplier or vendor under any Contract, (B) the tenant under any Space Lease, (C) any guests or customers of the Property or (D) the Manager, other than any such property or assets owned by Manager which are used exclusively in connection with the ownership or operation of the Property ((A) – (D), collectively, the “Excluded Personal Property”);
(iii)    Insurance Claims. Any insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date, subject to the terms of Section 9.2(a); and
(iv)    Additional Reserved Seller Assets. Any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of Seller), the internal books and records of Seller relating, for example, to contributions and distributions prior to the

Closing, any software not used exclusively in the day-to-day operation of the building, the name “Northwood”, “NW”, and any derivations thereof, and any trademarks, service marks, trade names, brand marks, brand names, domain names, social media sites (such as Facebook or Twitter), trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Governmental Authority or other third party with respect to any improvement, subdivision or development obligations concerning the Property or any other real property, and any other intangible property that is not used exclusively in connection with the Property.
Section 2.2      Purchase Price.
(a)    The aggregate consideration to be paid by Buyer to Seller for the Assets (subject to adjustment as specifically provided herein) shall be Two Hundred Sixty One Million Dollars ($261,000,000) (the “Purchase Price”). The Purchase Price shall be paid to Seller as follows:
(i)    Within one (1) Business Day after the Effective Date, Buyer shall deliver to the Title Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to $2,000,000 (together with all accrued interest thereon, the “Initial Deposit”) in immediately available funds by wire transfer to the Escrow Account. The Initial Deposit shall be fully refundable to Buyer in Buyer’s sole discretion for any reason if prior to the expiration of the Due Diligence Period, (x) Buyer delivers to Seller written notice (a “Termination Notice”) that Buyer has elected to terminate this Agreement and/or (y) Buyer fails to notify Seller in writing (a “Go-Hard Notice”) that it is waiving its termination rights under this Section 2.2. In the event that Buyer delivers a Go-Hard Notice to Seller prior to the expiration of the Due Diligence Period, the Initial Deposit shall thereafter become nonrefundable to Buyer except as otherwise expressly set forth in this Agreement. If the Initial Deposit is not deposited by Buyer as and when due and payable hereunder, Seller shall have the right, until the Initial Deposit is so deposited, in Seller’s sole and absolute discretion to terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement.
(ii)    In the event Buyer delivers the Go-Hard Notice prior to the expiration of the Due Diligence Period, Buyer shall deliver to Escrow Agent, by 5:00 PM Eastern Daylight Time on the date that is one (1) Business Day after the end of the Due Diligence Period, an amount equal to $5,000,000 (together with accrued interest thereon, the “Additional Deposit”; the Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall be collectively referred to as the “Earnest Money”) in immediately available funds by a wire transfer to the Escrow Account. Once deposited, the Additional Deposit shall become nonrefundable to Buyer except as otherwise expressly set forth in this Agreement.
(iii)    Upon Buyer’s delivery of the Go-Hard Notice to Seller, Buyer shall have been deemed to have waived its right to terminate this Agreement under this Section 2.2(a) and shall be obligated to purchase the Assets in accordance with, and subject to, the remaining terms, conditions and provisions of this Agreement. If Buyer delivers the Go-Hard Notice to Seller but fails to deliver the Additional Deposit with the Escrow Agent by 5:00 PM Eastern Daylight Time on the date that is one (1) Business Day after the end of the Due Diligence Period, then, until the Additional Deposit is so deposited, Seller shall have the right to terminate this Agreement, and the Escrow Agent shall immediately disburse the Initial Deposit to Buyer, and upon such disbursement, Seller and Buyer shall have no further obligation under this Agreement except those obligations that expressly survive the termination of this Agreement.
(iv)    At the Closing, (A) Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to (A) the Purchase Price, as adjusted by the terms of this Agreement minus (B) the Earnest Money.
(b)    Upon delivery to Escrow Agent by Buyer, the Earnest Money will be deposited by Escrow Agent in the Escrow Account, which shall be an interest-bearing account acceptable to Buyer and Seller and shall be held in escrow in accordance with the provisions of Section 15.4. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, Buyer shall receive a credit for such interest in accordance with the terms of this Agreement.
(c)    No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.
Section 2.3      The Closing.
(a)    Subject to the terms and conditions hereof, the closing of the sale and purchase of the Assets (the “Closing”) shall take place on the earlier of (x) the date that is twelve (12) Business Days after Buyer has notified Seller in writing that it has obtained the Liquor License Approval and (y) December 18, 2014 (such earlier date, the “Closing Date”), subject to any adjournment rights provided to Seller hereunder, TIME BEING OF THE ESSENCE with respect to such obligations hereunder on the Closing Date.
(b)    The Closing shall be held on the Closing Date by mutually acceptable escrow arrangements. There shall be no requirement that Seller and Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered to the Escrow Agent on or before the Closing Date unless the parties hereto mutually agree otherwise. Buyer and Seller hereby authorize their respective attorneys to execute and deliver to the Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate Closing of the transactions contemplated hereby, provided, however, that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.
Section 2.4      Allocated Purchase Price. Seller and Buyer hereby agree that the Purchase Price shall be allocated for federal, state and local tax purposes, and further allocated, as applicable (in accordance with the rules of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign law)

among the Real Property and tangible Personal Property comprising the Property and Asset-Related Property (the “Allocated Purchase Price”) as set forth on Schedule 2.4 attached hereto. Buyer and Seller shall (a) cooperate in the filing of any forms (including Form 8594 under Section 1060 of the Code) with respect to the Allocated Purchase Price, including any amendments to such forms required pursuant to this Agreement with respect to any adjustments to the Purchase Price and (b) file all federal, state and local tax returns and related tax documents consistent with such allocations, as the same may be adjusted pursuant to the terms of Article X or any other provisions of this Agreement, and not take any position (whether in audits, tax returns or otherwise) inconsistent with such allocations unless otherwise required by Applicable Law. Notwithstanding anything in this Agreement to the contrary, no amendment to the Allocated Purchase Price shall be effective without the approval and consent of Buyer and Seller.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF SELLER

Section 3.1      General Seller Representations and Warranties. Each Seller hereby represents and warrants to Buyer, with respect to itself, as follows:
(a)    Formation; Existence. It is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and authorized to do business in the State of Massachusetts.
(b)    Power and Authority. It has all requisite power and authority to enter into this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions provided for in this Agreement and the Closing Documents to which it is a party have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes, and the Closing Documents to be executed and delivered by it, when executed and delivered at the Closing, and assuming due authorization, execution and delivery by Buyer, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity)).
(c)    No Consents. Except (i) as set forth in Schedule 3.1(c) and (ii) for any consent, license, approval, order, permit, authorization, registration, filing or declaration, the failure of which to obtain will not materially adversely affect (A) Seller’s ability to consummate the transactions contemplated by this Agreement, (B) the ownership of the Assets or (C) the operation of the Property, no consent or approval or any Governmental Authority is required to be obtained or made in connection with Seller’s execution, delivery and performance of this

Agreement, the Closing Documents to which it is a party or any of the transactions required or contemplated hereby or thereby.
(d)    No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement and the Closing Documents to which it is a party does not and will not (with or without notice or lapse of time or both) (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is bound except as set forth on Schedule 3.1(d) or (iii) violate in any material respect any Applicable Law relating to it or its Property.
(e)    Foreign Person. Seller is a disregarded entity for U.S. federal income tax purposes and the owner of Seller for U.S. federal tax purposes is not a “foreign person” as defined in Section 1445 of the Code and the regulations issued thereunder.
(f)    Anti-Terrorism Laws. It is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action by a Governmental Authority relating thereto.
(g)    Financial Statements. To Seller’s Knowledge, the historical financial statements included in the Asset Files and prepared by Seller or Manager, when taken in the aggregate, present fairly, in all material respects, the operating results of the Assets.
Section 3.2      Representations and Warranties of Seller as to the Assets. Each Seller hereby represents and warrants to Buyer, with respect to its Property, as follows:
(a)    Contracts. (i) Schedule 3.2(a)(i) sets forth a correct and complete list of the Contracts (and any amendments or modification thereof) affecting the Property as of the Effective Date, (ii) Seller has delivered or made available to Buyer true and complete copies of such Contracts, and (iii) except as set forth on Schedule 3.2(a)(ii), as of the Effective Date, Seller has not given or received any written notice of any breach or default under any such Contract that has not been cured.
(b)    Space Leases. Schedule 3.2(b) sets forth a correct and complete list of all Space Leases at the Property as of the Effective Date. As of the Effective Date, such Space Leases (i) have not been amended, supplemented or otherwise modified except as stated in Schedule 3.2(b), (ii) contain the entire agreement between the relevant landlord and the Tenants named therein, and (iii) are in full force and effect. Seller has delivered or made available to Buyer true and complete copies of the Space Leases. Except as set forth on Schedule 3.2(b), as of the Effective Date, Seller has not given or received any written notice of any breach or default under any Space Lease that has not been cured. To Seller’s Knowledge, there are no outstanding defenses, counterclaims or offsets against the payment of rent or any other amount payable or against the performance of any other obligation under any of the Space Leases. Any and all brokerage, leasing and other commissions and tenant improvement credits or contributions due under any of the Space Leases have been fully paid.
(c)    Condemnation. As of the Effective Date, there are no condemnation or eminent domain proceedings pending or, to Seller’s Knowledge, threatened in writing against the Property.
(d)    Litigation. Except as set forth in Schedule 3.2(d), as of the Effective Date, there are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to Seller’s Knowledge or Manager’s Knowledge, threatened in writing against Seller or Manger or affecting Seller or the Property which, if determined adversely to such entity, would adversely affect the ability of Seller to perform its obligations hereunder. Seller is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect the ability of Seller to perform its obligations hereunder.
(e)    Ownership of the Personal Property. Seller has good and valid title to the Personal Property (other than the Excluded Personal Property) and the same is (or will be at Closing) free and clear of all Liens, charges and encumbrances, other than the rights of any vendors or suppliers under Contracts and any Permitted Exceptions.
(f)    Environmental Matters. As of the Effective Date, neither Seller nor Manager has received any written notice from any Governmental Authority of any material Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to the Property which has not been cured.
(g)    No Violations. Neither Seller nor Manager has received prior to the Effective Date any written notification from any Governmental Authority that the Property is, or is alleged to be, in violation of any Applicable Law. Neither Seller nor Manager has received prior to the Effective Date any written notification from any Governmental Authority that either are in breach of the terms and conditions of any of the Licenses and Permits, including, but not limited to, any liquor license used in connection with the Property. Buyer acknowledges that, as set forth in the Asset Files, and while not a violation of Applicable Law, the Fire Alarm Control Panel at the Hotel needs to be replaced.
(h)    Employees. Seller does not have any Employees. All Employees at the Property are employees of Manager. There are no collective bargaining agreements between Manager and any unions or otherwise relating in any way to the Employees. There is no so-called “neutrality agreement” in place with respect to the Employees or the Property, and there have been no threats, pickets or sit-down strikes by the Employees within the two years prior to the Effective Date. There has been no union organizational efforts involving the Employees during the past two years and, to Seller’s knowledge, no such organization efforts are pending or threatened.

(i)    Defined Benefit Type Pension Plans. With respect to the current and former Employees, none of Seller or the Manager sponsor, maintains, contributes to, has an obligation to contribute to, or otherwise has any liability or potential liability with respect to any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to the funding requirements of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code or that is a “multiemployer plan” as defined in Section 3(37) of ERISA. There is no lien pursuant to Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code with respect to the Assets.
(j)    Taxes.    Except as set forth on Schedule 3.2(j), neither it nor Manager has received written notice of any open audit or outstanding notice of deficiency or delinquency with respect to any State, County or City sales, use or payroll taxes to which the Property operations are subject.
(k)    No Rights of First Refusal and No Rights of First Offer. No third party holds any rights of first refusal or rights of first offer to purchase, option, lease or otherwise deal in the Assets.
(l)    Gift Certificates. To Seller’s Knowledge, attached hereto as Schedule 3.2(l) is a true, correct and complete list, as of the Effective Date, of all gift certificates for complimentary rooms or services at the Property.
Section 3.3      Amendments to Schedules; Limitations on Representations and Warranties of Seller. Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing by providing a written copy of such amendment or supplement to Buyer; provided, however, that any amendment or supplement to the schedules to this Agreement shall have no effect for the purposes of determining whether Section 5.2(a) has been satisfied, but shall have effect only for the purposes of limiting the defense and indemnification obligations of Seller for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement. Notwithstanding the foregoing, if Buyer elects to close with the knowledge of, and notwithstanding any such failure of a condition to its obligation to close, then Buyer shall not be entitled to bring any claims against Seller following the Closing due to a breach of a representation or warranty based on any amendment or supplement described in this Section 3.3.
Section 3.4      Covenants of Seller Prior to Closing.
(a)    Operation. From the Effective Date until Closing, Seller shall cause Manager to operate the Property in the Ordinary Course of Business, including without limitation (i) seeking and taking Bookings, (ii) maintaining all insurance coverages related to the Property in the Ordinary Course of Business, (iii) maintaining Supplies, F&B and Retail Merchandise in the Ordinary Course of Business, and (iv) performing maintenance and repairs in the Ordinary Course of Business; provided that Seller shall not be required to make any capital improvement or replacements to the Property or cure or remove any Violations, except with the respect of curing or removing Violations in the Ordinary Course of Business.

(b)    New Contracts. From and after the Effective Date until Closing, Seller shall not enter into any new third party Contracts relating to the Assets, nor amend, supplement, terminate or otherwise modify any Contract, in each case without the prior written consent of Buyer, which consent may be granted or withheld in Buyer’s reasonable discretion, provided, however:
(i)    Buyer’s consent shall not be required with respect to any Contract or amendment or modification to any Contract that (A) is entered into by Seller in the ordinary course of business at, or for the benefit of, the Property, (B) is terminable (or in the case of an amendment or modification, relates to a Contract that is terminable) on 30 days’ notice without cost or penalty to Buyer and (C) requires the payment of (or in the case of an amendment or modification, relates to a Contract that requires payment of) no more than $25,000 in any calendar year.
(ii)    Buyer’s consent shall not be required with respect to any Contract or any amendment or modification to any Contract which does not meet the requirements of clauses (A) through (C) of clause (i) above but is entered into by Seller in connection with emergency maintenance or repairs at a Property; provided that Seller shall pay all of the costs of such emergency maintenance or repairs.
(iii)    Buyer shall not unreasonably withhold its consent to any Contract (or amendment or modification to any Contract) which does not meet the requirements of clause (A) through (C) of clause (i) above but which is entered into by Seller in connection with a new or amended Space Lease.
If Seller enters into any third party Contract or an amendment to a Contract (A) after the Effective Date with the approval of Buyer or (B) as permitted in clause (i) through (iii) above, then such Contract shall be included in the definition of “Contract” and added to Schedule 3.2(a)(i), and shall be assigned to and assumed by Buyer at the Closing in accordance with this Agreement. If Buyer does not reject or approve a new Contract after the Effective Date, or an amendment or modification to a Contract, within five (5) Business Days after receipt of a copy thereof, then Buyer shall be deemed to have approved such Contract or amendment or modification. Nothing in this Section 3.4(b) shall be deemed to restrict Seller’s ability to enter into Bookings in the ordinary course of business.
(c)    New Space Leases. From and after the Effective Date until Closing, Seller shall not (i) execute any new Space Lease, or (ii) amend, supplement, terminate, accept the surrender of, renew or otherwise modify any existing Space Lease without the prior consent of Buyer, which consent may be granted or withheld in Buyer’s sole discretion. If Seller enters into any new Space Lease, or amends, supplements, renews or otherwise modifies any existing Space Lease (each such new Space Lease or amendment, supplement, renewal or modification, a “New Lease”) after the Effective Date with the approval of Buyer, then each such New Lease shall be included in the definition of “Space Leases” herein and added to Schedule 3.2(b), and shall be assigned to and assumed by Buyer at the Closing in accordance with this Agreement. If Buyer does not reject or approve a New Lease, license, or occupancy agreement within five (5)

Business Days after receipt of a copy thereof, then Buyer shall be deemed to have approved such New Lease, license, occupancy agreement, renewal or Space Lease amendment.
(d)    Tenant Estoppels.    Seller shall use good faith efforts to obtain an estoppel certificate, certified to Buyer, from the tenant under the Rustic Kitchen Space Lease (the “Rustic Kitchen Estoppel”), same to be dated no earlier than 30 days prior to Closing and to be substantially in the form called for under the Rustic Kitchen Space Lease or, if no form is called for thereunder, to be substantially in the form of Exhibit J attached hereto.
(e)    Union Updates. During the period prior to Closing, Seller and Manager shall update Buyer periodically as to any union organizing activity with respect to the Property of which Seller or Manager is or becomes aware; provided that the foregoing is for informational purposes only and Buyer shall have no additional rights or remedies under this Agreement as a result of the existence of any such union organizing activity. In the event that any union organizing activity occurs after the expiration of the Due Diligence Period but prior to Closing, Seller shall (and shall cause Manager to), to the extent permitted under Applicable Law, undertake a commercially reasonable course of action that is reasonably designed to oppose such activity.
(f)    IT Systems. With respect to the IT Systems, Seller shall, within 5 days after the Effective Date, provide Buyer with a contact name and telephone number of the applicable licensor, vendor or supplier, and Buyer shall (i) be responsible for obtaining any consents or approvals necessary for the assignment or transfer of such IT Systems from Seller to Buyer, or a new license for such IT Systems (as the case may be), and (ii) pay any fees or expenses charged by the licensor, vendor or supplier of such IT Systems in respect of such assignment or transfer or new license (as the case may be). Notwithstanding the foregoing, Buyer acknowledges and agrees that it shall not be a condition to Buyer’s obligation to close hereunder that Buyer actually obtain any such consent or approval.
Nothing in this Section 3.4 shall restrict Seller’s rights with respect to any of the Excluded Assets or give Buyer any approval or other rights with respect thereto.

Section 3.5      Covenants of Buyer.
(a)    Bookings. Buyer shall assume and honor all existing Bookings and all other Bookings hereafter made subject to and in accordance with the terms of this Agreement for any period beginning on or after the Closing Date, including, without limitation, any Bookings by any Person in redemption of any gift certificates and/or any Bookings under any special promotions, employee Bookings, pre-paid Bookings or Bookings for which a Booking Deposit was made and for which Buyer received a credit on the Closing Date. Buyer shall be responsible for any and all refunds associated with any such Booking Deposits. At the Closing, Buyer shall receive a credit against the Purchase Price with respect to gift certificates, as provided in Section 10.16 below.

(b)    Liquor License. From and after the date hereof, Buyer, at its sole cost and expense, shall (x) make all necessary applications to the appropriate Governmental Authority to have a new liquor license (or transfer of the existing liquor license) at the Property issued in the name of Buyer or an entity designated by Buyer in compliance with Applicable Law (the “Liquor License Application”), (y) obtain a hearing before the City of Boston Licensing Board in respect of the Liquor License Application prior to the Closing Date, and (z) diligently pursue such Liquor License Application. Seller shall reasonably cooperate with Buyer in connection with the Liquor License Application. Notwithstanding the foregoing, Buyer’s receipt of the Liquor License Approval shall not be a condition to Buyer’s obligation to close hereunder. However, if by December 18, 2014, (1) Buyer has fully complied with its obligations under clauses (x), (y) and (z) above, but (2) Buyer has not been able to obtain the Liquor License Approval, subject to the other terms and conditions hereof, Buyer shall be obligated to proceed with the Closing hereunder, provided that at the Closing, Seller (or Manager, as applicable) and Buyer shall enter into the Beverage Agreement. Buyer shall immediately notify Seller in writing of Buyer’s receipt of the Liquor License Approval. Buyer hereby agrees that, (1) in the event of a termination of this Agreement for any reason whatsoever prior to the Closing, Seller shall be permitted to withdraw the Liquor License Application without any further consent of Buyer, and Buyer shall cooperate in all respects with respect thereto, and (2) in the event that Buyer is entitled to a return of the Earnest Money as a result of such termination, the Earnest Money shall not be returned to Buyer until the Liquor License Application has been withdrawn.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF BUYER

Section 4.1      Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:
(a)    Formation; Existence. It is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and will be qualified to do business in the Commonwealth of Massachusetts on the Closing Date.
(b)    Power and Authority. It has all requisite power and authority to enter into this Agreement and the Closing Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions provided for in this Agreement and the Closing Documents to which it is a party have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes, and the Closing Documents to be executed and delivered by it, when executed and delivered at the Closing, and assuming due authorization, execution and delivery by Seller, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity)).
(c)    No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority is required to be obtained or made in connection with the delivery and performance of this Agreement, the Closing Documents to which it is a party or any of the transactions required or contemplated hereby.
(d)    No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement and the Closing Documents to which it is a party does not and will not (with or without notice or lapse of time or both) (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, indenture, mortgage, deed of trust or loan agreement to which it is a party in its individual capacity, or (iii) violate any Applicable Law relating to Buyer or its subsidiaries or its assets or properties.
(e)    Litigation. There are no litigations, actions, suits, arbitrations, orders, decrees, claims, writs, injunctions, government investigations, proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer or affecting Buyer which, if determined adversely to such entity, would adversely affect the ability of Buyer to perform its obligations hereunder. Buyer is not a party to or subject to the provision of any judgment, order, writ, injunction, decree or award of any Governmental Authority which would adversely affect the ability of Buyer to perform its obligations hereunder.
(f)    Anti-Terrorism Laws. It is currently in compliance with and shall at all times during the term of this Agreement remain in compliance with the regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action by a Governmental Authority relating thereto.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

Section 5.1      Conditions Precedent to Seller’s Obligations. The obligation of Seller to consummate the transfer of the Assets to Buyer on the Closing Date is subject to the satisfaction (or waiver by Seller) as of the Closing Date of the following conditions:
(a)    Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing

Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date).
(b)    Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Buyer on or before the Closing;
(c)    Seller shall have received all of the documents required to be delivered by Buyer under Article VI;
(d)    Escrow Agent shall have received the Purchase Price in accordance with Section 2.2, as adjusted in accordance with this Agreement, and Buyer shall have paid all other amounts required to be paid by Buyer hereunder;
(e)    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby; and
(f)    No action, suit or other proceeding shall be pending which shall have been brought by a Person that is not Seller or an Affiliate of Seller to restrain, prohibit or change in any material respect the transactions contemplated under this Agreement.
Section 5.2      Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to purchase and pay for the Assets is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:
(a)    Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (unless such representation or warranty is made on and as of a specific date, in which case it shall be true and correct in all material respects as of such date);
(b)    Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by Seller on or before the Closing;
(c)    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the applicable Assets or the consummation of any other transaction contemplated hereby;

(d)    No action, suit or other proceeding shall be pending which shall have been brought by a Person that is not Buyer or an Affiliate of Buyer to restrain, prohibit or change in any material respect the transactions contemplated under this Agreement;
(e)    Title to the Property shall be delivered to Buyer in the manner required under Section 8.1, and the Title Company shall be irrevocably committed to issuing the Title Policy to Buyer as of the Closing, conditioned only upon payment of the applicable title premium, and no Material Violations shall be outstanding against the Property;
(f)    Buyer shall have received all of the documents required to be delivered by Seller under Article VI;
(g)    Buyer shall have received the Rustic Kitchen Tenant Estoppel in accordance with Section 3.4(d) above; and
(h)    The Management Agreement shall have been terminated, and reasonable evidence thereof shall have been supplied to Buyer.
Section 5.3      Waiver of Conditions Precedent. The Closing shall constitute conclusive evidence that Seller and Buyer have respectively waived any conditions which are not satisfied as of the Closing.
ARTICLE VI
CLOSING DELIVERIES

Section 6.1      Buyer Deliveries.
Buyer shall deliver the following documents to Escrow Agent at the Closing:
(a)    an assignment and assumption of Seller’s interest in the Space Leases (the “Assignment of Leases”), duly executed by Buyer in substantially the form of Exhibit A hereto;
(b)    an assignment and assumption of Contracts with respect to the Property (the “Assignment of Contracts”) duly executed by Buyer in substantially the form of Exhibit B hereto;
(c)    a notice letter to the Tenants at the Property (collectively, the “Tenant Notices”) duly executed by Buyer, in substantially the form of Exhibit C attached hereto;
(d)    an assignment and assumption of all warranties, permits, licenses and intangibles with respect to the Property, duly executed by Buyer in substantially the form of Exhibit D attached hereto (an “Assignment of Licenses, Permits, Warranties and General Intangibles”);

(e)    such other assignments, instruments of transfer, and other documents as Seller may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by Buyer;
(f)    a duly executed officer’s certificate from Buyer certifying that Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
(g)    an executed incumbency certificate from Buyer certifying the authority of the officers of Buyer to execute this Agreement and the other documents delivered by Buyer to Seller at the Closing;
(h)    all transfer tax returns, to the extent required by law and the regulations issued pursuant thereto, in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller and duly executed by Buyer;
(i)    a closing statement prepared and approved by Seller and Buyer, consistent with the terms of this Agreement (the “Closing Statement”) duly executed by Buyer; and
(j)    the Beverage Agreement, duly executed by Buyer, if required under Section 3.5(b).
Section 6.2      Seller Deliveries.
Seller shall deliver the following documents to Escrow Agent at the Closing:
(a)    a deed (a “Deed”) in substantially the form attached hereto as Exhibit E, duly executed by Seller;
(b)    an Assignment of Leases, duly executed by Seller;
(c)    an Assignment of Contracts, duly executed by Seller;
(d)    a bill of sale with respect to the Personal Property located at the Property (a “Bill of Sale”), duly executed by Seller in substantially the form of Exhibit F hereto;
(e)    an Assignment of Licenses, Permits, Warranties and General Intangibles of Seller, duly executed by Seller;
(f)    a termination of the Management Agreement duly executed by Seller.
(g)    the Tenant Notices, duly executed by Seller;

(h)    such other assignments, instruments of transfer, and other documents as Buyer may reasonably require in order to complete the transactions contemplated hereunder, in each case, duly executed by Seller;
(i)    a duly executed officer’s certificate from Seller certifying that Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
(j)    an executed incumbency certificate from Seller certifying the authority of the officers of Seller to execute this Agreement and the other documents delivered by Seller to Buyer at the Closing;
(k)    all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller;
(l)    an affidavit that Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit G hereto;
(m)    the Closing Statement, duly executed by Seller;
(n)    the Title Affidavit, duly executed by Seller; and
(o)    the Beverage Agreement, duly executed by Seller (or Manager, as applicable), if required under Section 3.5(b).
ARTICLE VII
INSPECTION

Section 7.1      General Right of Inspection. Through the earlier of Closing or the termination of this Agreement in accordance with the terms hereof, Buyer and its agents shall have the right, upon reasonable prior written notice to Seller (which shall in any event be at least 24 hours in advance) and at Buyer’s sole cost, risk and expense, to inspect the Property during normal business hours on Business Days, provided, however, that any such inspection shall not unreasonably impede the normal day to day business operation of the Property and, provided, further, that a representative of Seller shall be entitled to accompany Buyer and its agents on such inspection. In connection therewith, Buyer shall have the right to interview the tenants of the Property, but Buyer shall not have the right to interview any hotel guests or licensees, or other users or occupants of the Property, without the prior written consent of Seller (which may be granted or denied in Seller’s reasonable discretion), or to do any invasive testing of the

Property without the prior written consent of Seller (which may be granted or denied in Seller’s sole and absolute discretion). A representative of Seller shall be entitled to accompany Buyer and its agents on any such permitted interviews and testing, provided, however, that Buyer may consult with its advisors, potential operators and sales people without Seller being present. Buyer’s right of inspection of the Property shall be subject to the rights of Tenants, hotel guests and licensees and the rights of the Manager under the Management Agreement. Prior to any such inspections, Buyer shall, at its expense, maintain or cause Buyer’s inspectors to maintain evidence of insurance naming Seller as an additional insured thereunder, written through an insurance company licensed to do business in the state in which the Property is located having a rating of at least “A-” by A.M. Best Company, evidencing current worker’s compensation insurance meeting the legally mandated limits of coverage as well as commercial general liability insurance on an occurrence basis with coverage limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence for personal liability (including bodily injury and death) and not less than One Million Dollars ($1,000,000) per occurrence for property damage and with endorsements (copies to be provided to Seller) providing that such coverages are primary and evidencing contractual liability insurance that covers Buyer’s indemnity obligations under this Agreement. Buyer hereby indemnifies and agrees to defend and hold Seller and Seller-Related Entities (as defined below) harmless from and against all Losses arising out of, resulting from relating to or in connection with or from any such inspection by Buyer or its agents, except to the extent such claim or damage was caused solely by Seller or Seller’s agents. At Seller’s request, Buyer will promptly furnish to Seller copies of any environmental or engineering reports (which did not contain any proprietary information regarding Buyer) received by Buyer relating to any inspections of the Property. The provisions of this Section 7.1 shall survive the Closing and/or any termination of this Agreement.
Section 7.2      Disclaimer. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE ASSETS IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE ASSETS NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS OR OTHER INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF, FURNISHED BY SELLER, ITS REPRESENTATIVES OR ANY OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF EXCEPT, IN EACH CASE, AS SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS.
Section 7.3      Examination.

(a)    IN ENTERING INTO THIS AGREEMENT, BUYER HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, OR ANY PARTNER OF SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE ASSET, THE CONDITION OF THE ASSETS OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. BUYER’S OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY CONTINGENCIES, DILIGENCE OR CONDITIONS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE ASSETS OR THE CONDITION OF THE ASSETS. BUYER AGREES THAT THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT ARE WITHOUT STATUTORY, EXPRESS OR IMPLIED WARRANTY, REPRESENTATION, AGREEMENT, STATEMENT OR EXPRESSION OF OPINION OF OR WITH RESPECT TO THE CONDITION OF THE ASSETS OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, (I) ANY AND ALL STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES RELATED TO THE SUITABILITY FOR HABITATION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, (II) ANY STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE, BY ANY DESCRIPTION OF THE ASSETS OR BY OPERATION OF LAW, AND (III) ALL OTHER STATUTORY, EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES BY SELLER WHATSOEVER. BUYER ACKNOWLEDGES THAT BUYER HAS KNOWLEDGE AND EXPERTISE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE BUYER TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(b)    FOR PURPOSES OF THIS AGREEMENT, THE TERM “CONDITION OF THE ASSETS” MEANS THE FOLLOWING MATTERS:
(i)    PHYSICAL CONDITION OF THE PROPERTY. THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTY; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE PROPERTY, THE LOCATION OF THE PROPERTY IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA, THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE PROPERTY AND THE IMPROVEMENTS LOCATED THEREON. “HAZARDOUS MATERIALS” MEANS (A) THOSE SUBSTANCES INCLUDED WITHIN THE DEFINITIONS OF ANY ONE OR MORE OF THE TERMS “HAZARDOUS SUBSTANCES,” “TOXIC POLLUTANTS”, “HAZARDOUS MATERIALS”, “TOXIC SUBSTANCES”, AND “HAZARDOUS WASTE” IN THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, 42 U.S.C. § 9601 ET SEQ. (AS AMENDED), THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AS AMENDED, 49 U.S.C. SECTIONS 1801 ET SEQ., THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 AS AMENDED, 42 U.S.C. SECTION 6901 ET SEQ., SECTION 311 OF THE CLEAN WATER ACT, 15 U.S.C. § 2601 ET SEQ., 33 U.S.C. § 1251 ET SEQ., 42 U.S.C. 7401 ET SEQ., AND THE REGULATIONS AND PUBLICATIONS ISSUED UNDER ANY SUCH LAWS, (B) PETROLEUM, RADON GAS, LEAD BASED PAINT, ASBESTOS OR ASBESTOS CONTAINING MATERIAL AND POLYCHLORINATED BIPHENYLS AND (C) MOLD OR WATER CONDITIONS WHICH MAY EXIST AT THE PROPERTY OR OTHER SUBSTANCES, WASTES OR MATERIALS LISTED OR DEFINED BY ANY STATE OR LOCAL STATUTES, REGULATIONS AND ORDINANCES PERTAINING TO THE PROTECTION OF HUMAN HEALTH AND THE ENVIRONMENT.
(ii)    ADEQUACY OF THE ASSETS. THE ECONOMIC FEASIBILITY, CASH FLOW AND EXPENSES OF THE ASSETS, AND

HABITABILITY, MERCHANTABILITY, FITNESS, SUITABILITY AND ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR USE OR PURPOSE.
(iii)    LEGAL COMPLIANCE OF THE ASSETS. THE COMPLIANCE OR NON-COMPLIANCE OF SELLER OR THE OPERATION OF THE ASSETS OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF, (I) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE ASSETS, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE ASSETS THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF THE ASSETS UNDER ANY APPLICABLE LEGAL REQUIREMENTS AND (II) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND OPERATION OF THE ASSETS.
(iv)    MATTERS DISCLOSED IN THE SCHEDULES AND THE ASSET FILES. THOSE MATTERS REFERRED TO IN THIS AGREEMENT AND THE DOCUMENTS LISTED ON THE SCHEDULES ATTACHED HERETO AND THE MATTERS DISCLOSED IN THE ASSET FILES.
(v)    INSURANCE. THE AVAILABILITY, COST, TERMS AND COVERAGE OF LIABILITY, HAZARD, COMPREHENSIVE AND ANY OTHER INSURANCE OF OR WITH RESPECT TO THE ASSETS OR ANY PORTION THEREOF.
(vi)    CONDITION OF TITLE. SUBJECT TO SECTION 8.3, THE CONDITION OF TITLE TO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, VESTING, LEGAL DESCRIPTION, MATTERS AFFECTING TITLE, TITLE DEFECTS, LIENS, ENCUMBRANCES, BOUNDARIES, ENCROACHMENTS, MINERAL RIGHTS, OPTIONS, EASEMENTS, AND ACCESS; VIOLATIONS OF RESTRICTIVE COVENANTS, ZONING ORDINANCES, SETBACK LINES, OR DEVELOPMENT AGREEMENTS; THE AVAILABILITY, COST, AND COVERAGE OF TITLE INSURANCE; LEASES, RENTAL AGREEMENTS, OCCUPANCY AGREEMENTS, RIGHTS OF PARTIES IN POSSESSION OF, USING, OR OCCUPYING THE PROPERTY; AND STANDBY FEES, TAXES, BONDS AND ASSESSMENTS.

Section 7.4      Release.
(a)    BUYER HEREBY AGREES THAT SELLER, AND EACH OF SELLER’S PARTNERS, MEMBERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, PROPERTY MANAGERS, ASSET MANAGERS, AGENTS, ATTORNEYS, AFFILIATES AND RELATED ENTITIES, HEIRS, SUCCESSORS, AND ASSIGNS (COLLECTIVELY, THE “RELEASEES”) SHALL BE, AND ARE HEREBY, FULLY AND FOREVER RELEASED AND DISCHARGED FROM ANY AND ALL LIABILITIES, LOSSES, CLAIMS (INCLUDING THIRD PARTY CLAIMS), DEMANDS, DAMAGES (OF ANY NATURE WHATSOEVER), CAUSES OF ACTION, COSTS, PENALTIES, FINES, JUDGMENTS, REASONABLY ATTORNEYS’ FEES, CONSULTANTS’ FEES AND COSTS AND EXPERTS’ FEES (COLLECTIVELY, THE “CLAIMS”) WITH RESPECT TO ANY AND ALL CLAIMS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE ASSETS OR THE PROPERTY OR ANY PORTION THEREOF INCLUDING, WITHOUT LIMITATION, THE PHYSICAL, ENVIRONMENTAL AND STRUCTURAL CONDITION OF THE ASSETS OR THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR MATTER (REGARDLESS OF WHEN IT FIRST APPEARED) RELATING TO OR ARISING FROM (A) THE PRESENCE OF ANY ENVIRONMENTAL PROBLEMS, OR THE USE, PRESENCE, STORAGE, RELEASE, DISCHARGE, OR MIGRATION OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE PROPERTY REGARDLESS OF WHEN SUCH HAZARDOUS MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY, (B) ANY PATENT OR LATENT DEFECTS OR DEFICIENCIES WITH RESPECT TO THE ASSETS , (C) ANY AND ALL MATTERS RELATED TO THE ASSETS OR ANY PORTION THEREOF, INCLUDING WITHOUT LIMITATION, THE CONDITION AND/OR OPERATION OF THE ASSETS AND EACH PART THEREOF, (D) ANY AND ALL MATTERS RELATED TO THE CURRENT OR FUTURE ZONING OR USE OF THE PROPERTY, AND (E) THE PRESENCE, RELEASE AND/OR REMEDIATION OF ASBESTOS AND ASBESTOS CONTAINING MATERIALS IN, ON OR ABOUT THE PROPERTY REGARDLESS OF WHEN SUCH ASBESTOS AND ASBESTOS CONTAINING MATERIALS WERE FIRST INTRODUCED IN, ON OR ABOUT THE PROPERTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL RELEASEES BE RELEASED AND/OR DISCHARGED FROM ANY CLAIMS ARISING PURSUANT TO THE PROVISIONS OF THIS AGREEMENT OR SELLER’S OBLIGATIONS, IF ANY, UNDER THE CLOSING DOCUMENTS. BUYER HEREBY WAIVES AND AGREES NOT TO COMMENCE ANY ACTION, LEGAL PROCEEDING, CAUSE OF ACTION OR SUITS IN LAW OR EQUITY, OF WHATEVER KIND OR NATURE, INCLUDING, BUT NOT LIMITED TO, A PRIVATE RIGHT OF ACTION UNDER THE FEDERAL SUPERFUND LAWS, 42 U.S.C. SECTIONS 9601 ET SEQ. AND SIMILAR STATE ENVIRONMENTAL LAWS (AS SUCH LAWS AND STATUTES MAY BE AMENDED, SUPPLEMENTED OR REPLACED FROM TIME TO TIME), DIRECTLY OR INDIRECTLY, AGAINST THE RELEASEES OR THEIR AGENTS IN CONNECTION WITH CLAIMS DESCRIBED ABOVE.

(b)    IN THIS CONNECTION AND TO THE GREATEST EXTENT PERMITTED BY LAW, BUYER HEREBY AGREES THAT BUYER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW KNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGE, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYER FURTHER AGREES THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CLAIMS, DEBTS, AND CONTROVERSIES WHICH MIGHT IN ANY WAY BE INCLUDED AS A MATERIAL PORTION OF THE CONSIDERATION GIVEN TO SELLER BY BUYER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER.
(c)    SELLER HAS GIVEN BUYER MATERIAL CONCESSIONS REGARDING THIS TRANSACTION IN EXCHANGE FOR BUYER AGREEING TO THE PROVISIONS OF THIS SECTION 7.4. THE PROVISIONS OF THIS SECTION 7.4 SHALL SURVIVE THE CLOSING AND SHALL NOT BE DEEMED MERGED INTO ANY INSTRUMENT OR CONVEYANCE DELIVERED AT THE CLOSING.
ARTICLE VIII
TITLE AND PERMITTED EXCEPTIONS
Section 8.1       Permitted Exceptions. The Property shall be sold and is to be conveyed, and Buyer agrees to purchase the Property, subject only to the Permitted Exceptions. In addition, the existence of any exclusions of coverage set forth in the Title Commitment shall not cause Buyer to have any right to terminate this Agreement. Buyer acknowledges and agrees that, prior to Closing, with respect to the Property, Seller may file with the Land Court of the Commonwealth of Massachusetts, Department of the Trial Court, a “Complaint for Voluntary Withdrawal of Land from the Registration System under G.L. c. 186, Section 52”, and such filing shall be deemed a Permitted Exception hereunder for all purposes.
Section 8.2      Title Commitment; Surveys.
The Property shall be conveyed by Seller, and Buyer agrees to acquire the Property, subject only to the Permitted Exceptions. If the Title Commitment or Survey discloses exceptions to title objectionable to Buyer (“Title Objections”), Buyer shall so notify Seller prior to the expiration of the Due Diligence Period (the “Title Objection Date”), and, subject to Section 8.3 below, Seller shall have five (5) Business Days from the date of such notice to have each such Title Objection removed or corrected or to notify Buyer that Seller does not intend to remove or correct any such Title Objection. If Seller fails to so notify Buyer, Seller will be deemed to have elected not to cure or remove the relevant Title Objections. If within such 5-day period, Seller is unable or elects not to have each such Title Objection removed or corrected as aforesaid, Seller shall so notify Buyer in writing. Within five (5) Business Days after receipt of such notice from Seller, Buyer shall elect to either (i) terminate this Agreement and immediately receive from Escrow Agent the Earnest Money whereupon this Agreement shall be null and void and of no further force or effect (except for the obligations that expressly survive the termination of this Agreement), or (ii) accept title to the Property subject to such Title Objections (with no reduction in the Purchase Price) whereupon such Title Objections shall be deemed approved and shall constitute Permitted Exceptions. If Buyer fails to timely make either such election, Buyer shall be deemed to have elected option (ii). Any matters disclosed by the Title Commitment or the Survey and not objected to by Buyer on or before the Title Objection Date shall be deemed approved by Buyer and shall constitute Permitted Exceptions; provided that in the event the Title Commitment or Survey is updated at Buyer’s request at or prior to the time of Closing (each a “Title Update” or “Survey Update” as applicable), Buyer shall have the right to make objections to any exception first reflected in a Title Update or matter first disclosed on a Survey Update during the period between expiration of the Due Diligence Period and the Closing and seek remedies in the same manner as set forth above. Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of removing any Title Objections that it elects to remove in accordance with this Section 8.2, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of such title matter.
Section 8.3      Certain Exceptions to Title; Inability to Convey.
(a)    Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated at Closing to cause the release of (i) any Voluntary Encumbrance created by Seller on or after the Effective Date (each, a “Post-Effective Date Voluntary Encumbrance”) and (ii) in addition to any Post-Effective Date Voluntary Encumbrance, any Lien encumbering the Property after the Effective Date that is not a Permitted Exception and may be removed by the payment of a sum of money (each, a “Post-Effective Date Monetary Encumbrance”), provided, Seller shall not be obligated to spend more than $500,000 in the aggregate to remove any Post-Effective Date Monetary Encumbrances, and provided, further, if a Post-Effective Date Voluntary Encumbrance or Post-Effective Date Monetary Encumbrance is bonded over by Seller or others at the Closing such that it is omitted from the Title Policy (or is otherwise insured over by the Title Company) then Seller shall be deemed to have satisfied the provisions of this sentence and caused the release of such Post-Effective Date Voluntary Encumbrance or Post-Effective Date Monetary Encumbrance. The parties acknowledge and agree that Seller shall have the right to apply or cause Escrow Agent to apply all or any portion of the Purchase Price to cause the release of any Post-Effective Date Voluntary Encumbrance or Post-Effective Date Monetary Encumbrance.
(b)    Except as expressly set forth in Section 8.3(a), nothing contained in this Agreement shall be deemed to require Seller to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall Buyer have any right of action against Seller, at law or in equity, for Seller’s inability to convey title to the Property subject only to the Permitted Exceptions, other than (i) Buyer’s right to terminate this Agreement and receive the return of the Earnest Money, as provided in this Agreement, or (ii) Buyer’s rights under Section 13.2(c) in the case of a default by Seller under this Agreement.

(c)    Buyer agrees to purchase the Property subject to any and all Violations (other than Material Violations), without any abatement of or credit against the Purchase Price. Seller shall have no duty to remove or comply with or repair any Violations (and shall have no duty to remove or close any open building permits); provided that, as set forth in Section 5.2(e) above, it shall be a condition to Buyer’s obligation to close hereunder that the Property be free of all Material Violations as of the Closing.
Section 8.4      Title Policy.
At Closing, Buyer may arrange for the Title Company to issue, or irrevocably commit to issue, to Buyer, an extended coverage ALTA owner’s form title policy (the “Title Policy”) with respect to the Property, which shall be in the form of the Title Commitment, in the amount of the Purchase Price with respect to the Property, and insure that fee simple title to the Property is vested in Buyer subject only to the Permitted Exceptions. In such case, Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to any Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller (unless the same effect the cure of a title objection made by Buyer hereunder which Seller has agreed to cure by causing the issuance of any such endorsements), (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transactions contemplated by this Agreement without reduction of or set off against the Purchase Price (provided that, if Buyer determines prior to the end of the Due Diligence Period that the same shall not be issued, Buyer shall, nonetheless, still have the right to terminate this Agreement prior to the end of the Due Diligence Period and receive a prompt refund of the Earnest Money), and (c) the Closing shall not be delayed as a result of Buyer’s request.
Section 8.5      Cooperation. Buyer and Seller shall cooperate with the Title Company in connection with obtaining title insurance insuring title to the Property subject only to the Permitted Exceptions. In furtherance and not in limitation of the foregoing, at or prior to the Closing, Buyer and Seller, as applicable, and to the extent requested by the Title Company, shall deliver to the Title Company (i) evidence sufficient to establish (x) the legal existence of Buyer and Seller and (y) the authority of the respective signatories of Seller and Buyer to bind Seller and Buyer, as the case may be, (ii) a certificate of good standing of Seller issued by the State of Delaware (iii) a certificate of good standing of Seller issued by the State of Massachusetts, and (iv) an affidavit of Seller in the form attached hereto as Exhibit H (the “Title Affidavit”).
ARTICLE IX
TRANSACTION COSTS; RISK OF LOSS

Section 9.1      Transaction Costs.

(a)    Buyer and Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Assets. At Closing, (i) all recording charges to record the Deed, (ii) any title insurance premiums, including the costs of any endorsements (other than endorsements that Seller agrees to obtain to cure a title objection made by Buyer), (iii) all title search charges, survey costs or similar expenses, (iv) all municipal lien search fees related to the Real Property, (vi) all costs and expenses associated with Buyer’s due diligence, and (vi) all loan charges incurred in connection with any loan obtained by Buyer to acquire the Assets shall be paid by Buyer. Seller shall pay (A) all transfer, conveyance, documentary, sales, use, stamp, registration and other such transfer taxes, (B) the commissions and fees of Seller’s Broker in connection with the subject transaction, (C) the costs and expenses associated with termination of any property management agreements with respect to the Property existing as of Closing, (D) the premiums for any title endorsements which Seller agrees to obtain to cure a Buyer title objection, in accordance with the terms hereof, and (E) any fees and charges for recording any documents needed to clear title, including effectuating the release of the liens securing the Existing Financing. In addition to the foregoing and their respective apportionment obligations under Article X hereunder, Seller and Buyer shall each be responsible for (x) the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the transactions contemplated by this Agreement, and (y) one-half of the reasonable fees and expenses of the Escrow Agent. Any closing costs not specifically allocated by this Agreement shall be allocated in accordance with closing customs for similar properties located in the same metropolitan area as the Property.
(b)    Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 9.1. The provisions of this Section 9.1 shall survive the Closing or the termination of this Agreement.
Section 9.2      Risk of Loss.
(a)    If, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Buyer and, at Closing, Seller will credit against the Purchase Price payable by Buyer at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by Seller as a result of such casualty or condemnation, together with, in the case of a casualty, a credit for any deductible under any insurance policy held by Seller, less any amounts spent to restore. If as of the Closing Date, Seller has not received any such insurance or condemnation proceeds, then, subject to the terms and conditions hereof, the parties shall nevertheless consummate on the Closing Date the conveyance of the Assets (without any credit for such insurance or condemnation proceeds except for a credit for any deductible under such insurance) and Seller will at Closing assign to Buyer all rights of Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.
(b)    Notwithstanding the provisions of Section 9.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, Buyer shall have the right, exercised by notice to Seller no more than fifteen (15) days after Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If Buyer fails to timely terminate this Agreement in accordance with this Section 9.2(b), the provisions of Section 9.2(a) shall apply. As used in this Section 9.2(b), a “Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that is reasonably expected to cost in excess of $4,000,000 to repair. As used in this Section 9.2(b), a “Material Condemnation” shall mean a taking of the Property or any material portion thereof, or a taking that, in Seller’s reasonable judgment (acting in good faith) (a) materially adversely affects pedestrian or vehicular access to the Property on a permanent basis, as a result of a condemnation or eminent domain proceedings, (b) permanently and materially impairs the use of the Property, and (c) which cannot be restored to substantially the same use as before the taking.

ARTICLE X
ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Buyer as of 11:59 P.M. on the day preceding the Closing (the “Cut-Off Time”), based upon a 365 day year, and the net amount thereof under Section 10.1 shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Buyer’s favor) the Purchase Price payable at Closing (the parties agreeing jointly to prepare a preliminary closing statement no later than 3 days prior to the Closing Date):
Section 10.1      Rents; Parking Fees and Charges.
All minimum rent, percentage rent, additional rent and any other fees, costs and charges paid under the Space Leases by Tenants in connection with their occupancy of the Property shall be adjusted and prorated, with Seller entitled to all such rent and other amounts attributable to the period prior to the Closing Date, and Buyer entitled to all such rent and other amounts attributable to the period after the Closing Date. All parking fees and charges paid by licensees and/or users of the 200 Stuart Street Parking Garage through the Closing Date shall be adjusted and prorated with Seller entitled to all such fees and charges attributable to the period prior to the Closing Date, and Buyer entitled to all such fees and charges attributable to the period after the Closing Date.

Section 10.2      Taxes and Assessments.
Real estate (ad valorem) and personal property taxes are to be adjusted and prorated between Seller and Buyer as the Cut-Off Time based upon the most current official real property and personal property tax information available from the county assessor’s office where the Property is located or other assessing authorities. If such real property tax and personal property tax and assessment figures are not available, real property taxes and personal property taxes shall be prorated based on the most recent assessment and the maximum discount allowed by Applicable Law, subject to further and final adjustment (based upon the maximum discount allowed by Applicable Law) when the amount of such taxes for the Property is fixed.
With respect to any special assessments that are not payable in installments, Seller shall pay any such special assessments related to any improvement which has been Completed (as defined below) prior to the Cut-Off Time, and Buyer shall pay any such special assessments related to any improvement which has not been Completed prior to the Cut-Off Time. For purposes of this Section, the term “Completed” shall mean, with respect to any Governmental Authority, that: (1) a lien for special assessments related to such improvement has been certified by the governmental authority; or (2) a lien for such special assessments is still pending, but the improvement has been substantially completed prior to the Cut-Off Time. Notwithstanding the foregoing, with respect to special assessments for improvements that are Completed prior to the Cut-Off Time but are payable in installments: (i) Seller shall pay any such installments attributable to the period of time before the Cut-Off Time; (ii) Buyer shall pay any such installments attributable to the period of time after the Cut-Off Time, all based upon the maximum discount allowed by Applicable Law.
Section 10.3      Utilities.
With respect to electricity, telephone, television, gas, fuel, water and sewer services which are metered, trash removal and other utilities, Seller shall use reasonable efforts to have the respective companies providing such utilities read the meters on or immediately prior to the Cut-Off Time. Seller shall be responsible for all charges incurred prior to the Cut-Off Time based on such final meter readings and Buyer shall be responsible for all charges thereafter. To the extent such meters are not read at the Property and final bills are not rendered as of the Cut-Off Time, such charges with respect to the Property shall be prorated effective as of the Cut-Off Time utilizing an estimate of such charges reasonably approved by both Buyer and Seller based on prior utility bills, and any deposits or credits with respect to the foregoing services will be credited to Seller. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual rate for the billing period in which the Closing Date occurs, and Seller, or Buyer, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.
Section 10.4      Contracts. Charges and payments under all Contracts shall be adjusted and prorated between Seller and Buyer as of the Cut-Off Time.

Section 10.5      Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements shall be adjusted and prorated between Seller and Buyer as of the Cut-Off Time.
Section 10.6      Security Deposits. Buyer shall receive a credit equal to the actual amounts of the security deposits under the Space Leases which are being held by Seller pursuant to the Space Leases to the extent such amounts are not assigned or transferred to Buyer at Closing.
Section 10.7      Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (a) all amounts charged to the Guest Ledger for all room nights up to and including the night during which the Cut-Off Time occurs, less (b) one half (½) of all amounts charged to the Guest Ledger for the room night during which the Cut-Off Time occurs. In the event that an amount less than the total amount due from a guest is collected and such guest continued in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such Person to Seller and thereafter to such Person’s amounts accruing to Buyer. The provisions of this Section 10.7 will survive the Closing for 180 days.

Section 10.8      Consumables.
There shall be no proration for the cost of any Consumables located at the Property as of the Cut-Off Time, as the price for the same shall be deemed included in the Purchase Price.
Section 10.9      Accounts Payable.
Seller shall be responsible for all Accounts Payable (as shown on the books and records of the Properties as of the Cut-Off Time) to the extent attributable to the period preceding the Cut-Off Time. Buyer shall be charged with any prepaid Accounts Payable to the extent those Accounts Payable are attributable to the period after the Cut-Off Time. From and after the Closing Date, Buyer shall be responsible for paying when due all other accounts payable arising out of the operation of the Property from and after the Cut-Off Time.
Section 10.10      Bookings; Booking Deposits.
At the Closing, Buyer shall assume all of the obligations of Seller under the Bookings as of the Cut-Off Time, including obligations with respect to any prepaid amounts and deposits under the Booking Deposits not earned as of the Cut-Off Time, and Buyer shall receive a credit against the Purchase Price at the Closing in an amount equal to all such amounts (and, therefore, Seller shall have the right to retain any amounts relating to such items on deposit in Seller’s accounts). All prepaid amounts under the Booking Deposits for which Buyer has received credit as of the Cut-Off Time shall be the obligation of Buyer after the Closing.

Section 10.11      Sales, General Excise, Room and Occupancy Taxes. Seller shall pay all sales taxes, general excise taxes and room occupancy, hotel, resort, and use taxes due and payable with respect to the Property for the period prior to the Cut-Off Time, and Buyer shall pay all sales taxes, general excise taxes, room occupancy, hotel, resort, and use taxes due and payable with respect to the Property for the periods on and after the Cut-Off Time. Seller, on the one hand, and Buyer, on the other hand, shall each pay fifty percent (50%) of all sales taxes, general excise taxes, room occupancy and use taxes due and payable with respect to the Property for the night commencing prior to and ending on the day on which the Cut-Off Time occurs. Seller shall be entitled to receive any rebates or refunds on such taxes paid by Seller prior to Closing.
Section 10.12      Retail Merchandise. There shall be no proration of the cost of the Retail Merchandise as of the Closing, the price for the same being deemed included in the Purchase Price.
Section 10.13      Cash On Hand. As reflected in Section 2.1(c)(i) below, at Closing Seller shall receive a credit in the face amount of all Cash on Hand as of the Closing.
Section 10.14      Other Adjustments.
If applicable, the Purchase Price shall be adjusted at the Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing to effectuate the intent that, except as otherwise expressly provided herein, all items of operating revenue and operating expense of the Assets prior to the Cut-Off Time shall be for the account of and paid by Seller and all items of operating revenue and operating expense of the Assets with respect to the period after the Cut-Off Time shall be for the account of and paid by Buyer.
Section 10.15      Benefit Plans; Employees.
Buyer shall assume and be responsible for all salaries, wages, vacation pay, sick pay, bonuses, benefits and liabilities that accrue after the Cut-Off Time to or in respect of Transferred Employees and shall indemnify Seller and Manager from and against liability for any such costs. At the Closing, Buyer shall receive a credit for all salary, wages, vacation pay, sick pay, bonuses, benefits and liabilities of the Transferred Employees that are accrued but unpaid as of the Cut-Off Time.
Section 10.16      Gift Certificates.
At the Closing, Buyer shall receive a credit equal to the product of (x) 15 and (y) the average daily room rate at the Property for the 12 month period ending on the Closing Date.
Section 10.17      Re-Adjustment; Credits Against the Purchase Price.
If any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected, and any corrective payments shall be promptly made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is following the Closing. The provisions of this Section will survive the Closing without limitation and will not be deemed merged into any instrument of conveyance delivered at the Closing.
Section 10.18      Post-Closing Statement. Not earlier than ninety (90) days following the Closing and not later than one-hundred twenty (120) days following the Closing, Buyer shall deliver to Seller a post-closing statement reflecting an accounting and substantiation covering all of the prorations and other adjustments set forth in this Article X in a form and substance satisfactory to Seller (in its commercially reasonable discretion), including any year-end or similar reconciliations and a “true-up” of estimated Employee bonuses that were prorated as of the Closing. The provisions of this Article X and the obligations of Seller and Buyer hereunder shall survive the Closing until 180 days after the Closing Date.

ARTICLE XI
INDEMNIFICATION

Section 11.1      Indemnification by Seller. Following the Closing and subject to Sections 11.3, 11.4 and 11.5, Seller shall indemnify and hold Buyer and its Affiliates and its officers, directors, trustees, employees, representatives and agents (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of or resulting from (a) any breach of any representation or warranty of Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Seller contained in this Agreement or in any Closing Document which expressly survives the Closing.
Section 11.2      Indemnification by Buyer.
From and after the Closing and subject to Sections 11.3, 11.4 and 11.5, Buyer shall indemnify and hold Seller and its Affiliates, members and partners, and the members, partners, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of or resulting from (a) any breach of any representation or warranty by Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of Buyer contained in this Agreement or in any Closing Document, which expressly survives the Closing.
Section 11.3      Limitations on Indemnification.

Seller shall not be required to indemnify Buyer or any Buyer-Related Entities under Section 11.1, unless the aggregate of all amounts for which an indemnity would otherwise be payable by Seller under Section 11.1 exceeds the Basket Limitation. In no event shall the liability of Seller with respect to the indemnification provided for in Section 11.1 exceed in the aggregate the Cap Limitation; provided that the Basket Limitation and Cap Limitation shall not apply to Seller’s obligations under Article X or Section 15.23. If, prior to the Closing, Buyer is aware of any inaccuracy or breach of any representation, warranty or pre-closing covenant of Seller contained in this Agreement (a “Buyer-Waived Breach”) and nonetheless proceeds with and consummates the Closing, then Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, whether at law or in equity, on account of any such Buyer-Waived Breach.
Section 11.4      Survival. Notwithstanding anything in this Agreement to the contrary, the representations, warranties and covenants of Seller set forth in or made pursuant to this Agreement, shall survive the Closing Date for a period of 270 days (unless, with respect to any covenants that survive the Closing, a longer or shorter survival period is expressly provided for in this Agreement) and shall not be deemed merged into any instrument of conveyance delivered at the Closing. No action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced on or before the date which is 270 days following the Closing Date (unless, with respect to any covenants that survive the Closing, a longer or shorter survival period is expressly provided for in this Agreement).
Section 11.5      Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement or any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI. Neither party shall have any liability to the other party for consequential, indirect, exemplary or punitive damages resulting from any breach of any representation or warranty.
ARTICLE XII
TAX CERTIORARI PROCEEDINGS

Section 12.1      Prosecution and Settlement of Proceedings. If any tax reduction proceedings (including, but not limited to, administrative and/or judicial proceedings or appeals) in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that Seller shall not settle any such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Buyer shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings.
Section 12.2      Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings on account of taxes allocable to the period prior to the date of the Closing shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes on account of taxes allocable to the period from and after the date of the Closing shall belong to and be the property of Buyer; provided, however, that if any such refund creates an obligation to reimburse any Tenants under Space Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Space Lease to such tenant) shall, at Seller’s election, either (a) be paid to Buyer and Buyer shall disburse the same to such tenants or (b) be paid by Seller directly to the Tenants entitled thereto. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither Seller nor Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.
Section 12.3      Survival. The provisions of this Article XII shall survive the Closing.

ARTICLE XIII
DEFAULT

Section 13.1      Buyer Default.
(a)    This Agreement may be terminated by Seller prior to the Closing if (i) any of the conditions precedent to Seller’s obligations set forth in Section 5.1 have not been satisfied or waived by Seller on or prior to the Closing Date or (ii) there is a material breach or default by Buyer in the performance of any of its obligations under this Agreement which breach continues beyond the earlier of (x) the Closing Date and (y) ten days after Buyer’s receipt of notice of such default.
(b)    In the event this Agreement is terminated pursuant to Section 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.1(c). In addition, unless Section 13.1(c) applies, Escrow Agent shall promptly refund the Earnest Money to Buyer.

(c)    In the event Seller terminates this Agreement, as a result of a material breach or default by Buyer in any of its obligations under this Agreement, the Escrow Agent shall immediately disburse the Earnest Money to Seller as liquidated damages and as Seller’s sole and exclusive remedy therefor, and upon such disbursement Seller and Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. Buyer and Seller hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Seller as a result of such default by Buyer, and agree that the Earnest Money is a reasonable approximation thereof and a reasonable liquidated damage to Seller upon such default by Buyer. Accordingly, in the event that Buyer breaches this Agreement by materially defaulting in the performance of any of its obligations under this Agreement, the Earnest Money, shall constitute and be deemed to be the agreed and liquidated damages of Seller, and shall be paid by the Escrow Agent to Seller as Seller’s sole and exclusive remedy hereunder.
Section 13.2      Seller Default.
(a)    This Agreement may be terminated by Buyer prior to the Closing if (i) any of the conditions precedent to Buyer’s obligations set forth in Section 5.2 have not been satisfied or waived by Buyer on or prior to the Closing Date or (ii) there is a material breach or default by Seller in the performance of its obligations under this Agreement to cause the sale of the Assets on the Closing Date which breach continues beyond the earlier of (x) the Closing Date and (y) ten days after Buyer’s receipt of notice of such default.
(b)    In the event this Agreement is terminated pursuant to Section 13.2(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in Section 13.2(c). In addition, unless Section 13.2(c) applies, Escrow Agent shall promptly refund the Earnest Money to Buyer.
(c)    If Seller shall materially default in the performance of its obligations under this Agreement to cause the sale of the Assets on the Closing Date, Buyer, at its option, as its sole and exclusive remedy, shall be entitled to (i) terminate this Agreement, direct the Escrow Agent to return the Earnest Money to Buyer and retain the Earnest Money, at which time this Agreement shall be terminated and of no further force and effect except for the provisions which explicitly survive such termination or (ii) specific performance of Seller’s duties and obligation under this Agreement; provided that such specific enforcement action must be initiated no later than 120 days following such default. Notwithstanding the foregoing, in the event specific performance shall not be available to Buyer on account of the nature of the breach or default by Seller, then, Buyer shall be entitled to recover from Seller all third party, out of pocket costs and expenses incurred by Buyer in connection with the transaction contemplated hereby, provided the same shall not exceed $350,000.00 in the aggregate, and Buyer may maintain an action in a court of competent jurisdiction to enforce the same and recover such costs and expenses.

ARTICLE XIV
OTHER AGREEMENTS; EMPLOYEE MATTERS

Section 14.1      Employee Matters.
(a)    Employees. Buyer acknowledges that the Employees are currently employed by the Manager.
(b)    Hiring of Employees. The parties intend that there will be continuity of employment with respect to certain of the Employees, as set forth below. Effective as of the Closing Date, Buyer (or its manager or Affiliate) shall offer employment at the Property to a sufficient number of Employees, including those on vacation, leave of absence, disability or layoff, who were employed by Manager at the Property on the day immediately preceding the Closing Date such that no liability under the WARN Act will be triggered in connection with the sale of the Property. Such offer of employment shall be on substantially similar terms (including compensation, salary, fringe benefits, job responsibility and location) as those provided to such Employees on the day immediately preceding the Closing Date. Those Employees who accept Buyer’s (or its manager’s or Affiliate’s) offer of employment and commence employment with Buyer (or its manager or Affiliate) on the Closing Date shall hereafter be referred to as “Transferred Employees”.
(c)    Indemnity. Buyer shall indemnify, defend and hold Seller and Seller-Related Entities harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney’s fees and other costs of defense) arising out of or otherwise in respect of (i) the failure of Buyer to comply with its obligations (including, but not limited to, any statutory or contractual obligations) with respect to the Transferred Employees; and (ii) any liability relating to the Transferred Employees that is incurred on or after the Closing Date. Seller shall indemnify, defend and hold Buyer and Buyer-Related Entities harmless from and against any and all claims, suits, charges, complaints, demands, grievances, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney fees and other defense costs or disbursements) arising out of or otherwise in respect of any failure of Seller or Manager to comply with their obligations (including, but not limited to, any statutory or contractual obligations) with respect to the Employees prior to the Closing Date.
(d)    WARN Act. Buyer shall not, at the Property at any time within the 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, except in conformity with the notification procedures (and related exceptions) under the WARN Act. In addition, Buyer shall provide a full defense to, and indemnify Seller and the Manager for any claims, suits, charges, complaints, demands, grievances, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney fees and other defense costs or disbursements) which Seller or Manager may incur in connection with any suit or claim of violation brought against or affecting Seller or the Manager under the WARN Act for any actions taken by Buyer (or its manager) in such 90 day period following the Closing Date.
(e)    No Third Party Beneficiaries. Nothing in this Article XIV shall create any third-party beneficiary rights for the benefit of any Employee, Transferred Employee or other employees of the Property or the Manager. Buyer and Seller acknowledge that all provisions contained in Article XIV with respect to employees are included for the sole benefit of Buyer (and Buyer’s Affiliates, as applicable) and Seller (and Seller’s Affiliates, as applicable) and shall not be deemed to constitute an amendment to any employee benefit plan or create any right (i) in any other person, including any employees, former employees, or any beneficiary thereof, (ii) to continued employment with Buyer or any of its Affiliates, Manager, or any other managers or contractors following the Closing Date, or (iii) to the continuation of any employee benefit plan, employment, severance, fringe benefit, bonus, equity or equity type, or other similar benefit plan, program, arrangement or agreement.
(f)    Survival. The provisions of this Section 14.4 shall survive the Closing without limitation.
ARTICLE XV
MISCELLANEOUS

Section 15.1      Exculpation.
(a)    Notwithstanding anything to the contrary contained herein, Seller’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the partners or members of Seller assume no personal liability for any obligations entered into on behalf of Seller and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement.
(b)    Notwithstanding anything to the contrary contained herein, Buyer’s shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the partners or members of Buyer assume no personal liability for any obligations entered into on behalf of Buyer and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Buyer under this Agreement.
Section 15.2      Brokers.

(a)    Seller represents and warrants to Buyer that it has dealt with no broker, salesman, finder or consultant other than Eastdil Secured (the “Seller’s Broker”) with respect to this Agreement or the transactions contemplated hereby. Seller shall pay Seller’s Broker a fee in connection with this transaction in accordance with a separate agreement between Seller and Seller’s Broker and only upon the occurrence of the Closing. Seller agrees to indemnify, protect, defend and hold Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Seller’s breach of the foregoing representation in this Section 15.2(a). The provisions of this Section 15.2(a) shall survive the Closing and any termination of this Agreement.
(b)    Buyer represents and warrants to Seller that it has dealt with no broker, salesman, finder or consultant, other than Seller’s Broker, with respect to this Agreement or the transactions contemplated hereby. Buyer agrees to indemnify, protect, defend and hold Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Buyer’s breach of the foregoing representation in this Section 15.2(b). The provisions of this Section 15.2(b) shall survive the Closing and any termination of this Agreement.
Section 15.3      Confidentiality; Press Release; IRS Reporting Requirements.
(a)    Buyer and Seller shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Assets, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which Affiliates of Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, Affiliates, officers, directors, trustees, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iii) to comply with any Applicable Law and the interpretation thereof by counsel to Buyer or Seller, as applicable, and (iv) in connection with the enforcement of this Agreement. Notwithstanding any provision of this Agreement, the parties hereto (and their employees, representatives and agents) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of transactions effected pursuant to this Agreement, provided, however, (y) the parties hereto (and their employees, representatives and agents) shall keep confidential any such information to the extent necessary to comply with any applicable federal or state securities law, and (z) the parties hereto agree that the tax treatment and tax structure do not include, and the parties hereto (and their employees, representatives and agents) shall keep confidential, the name of, and other identifying information regarding, any such party or transactions, including the specific economic terms of such transactions. The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section 15.3(a) shall survive the Closing and the termination of this Agreement for a period of one year. Notwithstanding the foregoing, it is expressly understood and acknowledged that, at any time after the Effective Date, Buyer shall have the right to make such filings with the Securities and Exchange Commission with respect to the transaction contemplated hereby as its securities counsel shall recommend including, but not limited to, so-called 8-K, 10-K and 10-Q filings and such other filings as shall be recommended by such counsel.
(b)    After the Closing, Seller or Buyer may issue a press release with respect to this Agreement (which press release may include disclosure of the Purchase Price) and the transactions contemplated hereby, provided that no such press release issued by Buyer shall disclose the identity of Seller’s direct or indirect beneficial owners by name.
(c)    For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), Seller and Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.
Section 15.4      Escrow Provisions.
(a)    The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing bank account (the “Escrow Account”).
(b)    The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this Section 15.4(b). Seller and Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within twenty-four (24) hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five (5) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to interplead the Earnest Money with the clerk of the court of Suffolk County, Massachusetts. The Escrow Agent shall give written notice of such interpleader to Seller and Buyer. Upon such interpleader, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)    The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.
(d)    The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of Seller and Buyer.
Section 15.5      Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
Section 15.6      Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller. Any transfer of direct or indirect interests in Buyer shall be deemed to be an assignment of this Agreement by Buyer. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement and/or some but less than all of its rights herein to any Affiliate without Seller’s consent, provided such Affiliate shall assume in writing all of the obligations of Buyer assigned to it thereby (it is acknowledged that Buyer is a real estate investment trust and as such, it shall be assigning the right to accept conveyance of certain of the assets to be conveyed pursuant hereto to an affiliated taxable REIT subsidiary). No assignment of this Agreement by Buyer shall relieve Buyer of its obligations hereunder.
Section 15.7      Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement. This Section 15.7 shall survive the Closing.
Section 15.8      Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone confirmation within one Business Day, (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested or (v) sent by electronic mail, with telephone or written confirmation within one Business Day, as follows:
(a)    To Seller:

NWBR LLC
c/o Northwood Acquisitions LLC
575 Fifth Avenue, 23rd Floor
New York, NY 10017
Attn.: Jonathan Wang
Phone No.: (212) 573-0805
Fax No.: (212) 202-4828
Email: jwang@northwoodinvestors.com

with copies thereof to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Steven Stickler, Esq.
Facsimile: (212) 455-2502
Telephone: (212) 455-3065
Email: sstickler@stblaw.com

(b)    If to Buyer:
Until October 31, 2014:
c/o Pebblebrook Hotel Trust
2 Bethesda Metro Center, Suite 1530
Bethesda, Maryland 20814
Attn: Mr. Thomas C. Fisher
Facsimile: (240) 396-5763
Telephone: (240) 507-1340
E-mail:     tfisher@pebblebrookhotels.com

After October 31, 2014:
c/o Pebblebrook Hotel Trust
7315 Wisconsin Avenue, Suite 1100W
Bethesda, Maryland 20814
Attn: Mr. Thomas C. Fisher
Facsimile: (240) 396-5763
Telephone: (240) 507-1340
E-mail:     tfisher@pebblebrookhotels.com

in each case, with copy to:

Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue, Suite 101
Bloomfield Hills, Michigan 48304-5151
Attn: J. Adam Rothstein, Esq.

Facsimile: (248) 566-8479
Telephone: (248) 566-8478
E-mail:     arothstein@honigman.com

(c)    To the Escrow Agent or the Title Company:
Fidelity National Title Company
One North Charles St., Suite 400
Baltimore, Maryland 21201
Attn: Andrew Bramhall
Facsimile:
Telephone: (410) 230-9566
Email: andrew.bramhall@ctt.com

(d)    All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior notice thereof to the other parties.
Section 15.9    Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.
Section 15.10      Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of Seller or Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.
Section 15.11      No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
Section 15.12      Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.
Section 15.13      Submission to Jurisdiction. Buyer and Seller each irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Buyer and Seller each further agree that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Buyer and Seller each irrevocably and unconditionally waive trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Supreme Court of the State of New York and (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 15.14      Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
Section 15.15      Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.
Section 15.16      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
Section 15.17      Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Section 15.18      Acceptance of Deed. The acceptance of the Deed by Buyer shall be deemed full compliance by Seller of all of Seller’s obligations under this Agreement except for those obligations of Seller which are specifically stated to survive the delivery of the Deed or the Closing hereunder.
Section 15.19      Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement.
Section 15.20      Guest Baggage and Safe Deposit Boxes.
(a)    Property of Guests. All baggage, parcels or property checked or left in the care of Seller by current guests or Tenants as of the Closing Date, or by those formerly staying at any of the Property, or others, shall be sealed and listed in an inventory prepared jointly by representatives of Seller and Buyer as of the Closing Date and initialed and exchanged by such representatives. Possession and control of all such other baggage, parcels or property listed on such inventory shall be delivered to Buyer on the Closing Date and Buyer shall be responsible from and after the Closing Date for the liability of all items listed in such inventory, but only in the condition actually delivered by Seller.
(b)    Notice to Persons With Safe Deposit Boxes. On the Closing Date, Seller shall give written notices (“Seller Verification Notices”) to guests, Tenants, and other persons who have safe deposit boxes at the Property or who have deposited items in the house safe at the Property (the “Depositors”), if any, advising them of the sale of the Property to Buyer and requesting, within 48 hours, verification of the contents of their safe deposit boxes and/or the house safe and either (i) removal of such contents, or (ii) if such Depositors desire to have the continued use of the safe deposit boxes and/or the house safe, the execution of a new agreement with Buyer for such continued use. Copies of Seller Verification Notices shall be given to Buyer. During said 48-hour period, each safe deposit box and/or the house safe shall be opened and the items therein recorded only in the presence of representatives of both Seller and Buyer. If the Depositors desire to continue to use a safe deposit box and/or the house safe, Buyer shall make arrangements for such continued use. The contents of all safe deposit boxes and/or the house safe of Depositors not responding to Seller Verification Notices shall be opened promptly after the expiration of the 48-hour period, but only in the presence of both Seller and Buyer. The contents of all boxes so opened shall be listed in an inventory at the time such safe deposit boxes or house safe are opened, each such list shall be signed by the representatives of Seller and Buyer, the keys and/or combinations to the boxes shall be delivered to Buyer, and the boxes shall then be relocked, sealed and left in the possession of Buyer. Seller hereby agrees to indemnify and hold Buyer harmless from and against any liability based on damage occurring prior to the date of Closing which is verified and recorded on the date of Closing.
Section 15.21      Time is of the Essence/Survival.
(a)    Time is of the essence in the performance of all obligations under this Agreement.
(b)    Any obligations or liabilities of Seller or Buyer hereunder shall survive the Closing Date or termination of this Agreement only to the extent expressly provided herein.
(c)    Unless expressly stated otherwise, all terms and provisions contained in this Agreement shall not survive the Closing.
Section 15.22      Waiver of Jury Trial.
SELLER AND BUYER HEREBY MUTUALLY, KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT TO A TRIAL BY JURY, AND NEITHER OF THEM SHALL SEEK A TRIAL BY JURY, IN ANY LAWSUIT OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 15.23      No Assumption of Seller Debts. The parties acknowledge that the purchase and sale of the Assets involves only the purchase and sale of the Assets and that Seller is not selling a business nor do the parties intend that Buyer be deemed a successor of Seller with respect to any liabilities of Seller to any third parties other than those liabilities (the “Seller Liabilities”) of Seller expressly set forth in this Agreement to be assumed by Buyer at Closing. Accordingly, Buyer shall neither assume nor be liable for any Seller Liabilities which shall be solely those of Seller. Notwithstanding anything set forth in this Agreement to the contrary, this Section 15.23 shall survive Closing indefinitely.
Section 15.24      Continuing Access. Throughout the period expiring on the date three (3) years from and after Closing, Seller shall make all of all books and records of Seller and the Property for the years ended December 31, 2011, 2012 and 2013 and interim periods as required by the rules and regulations of the SEC available to Buyer and Buyer’s independent accountants for inspection, copying and audit at the expense of the Buyer. Upon reasonable prior written notice, Seller shall provide Buyer and/or its independent accountant with copies of, or reasonable access to (at reasonable times), such factual information, accounting records and financial information as may be reasonably requested by Buyer or its auditors, and in the possession or control of Seller, to enable Buyer or its affiliates to file reports or registration statements in compliance with the rules and regulations of the SEC. Seller shall also, upon request, supply to Buyer letters of representation to such accountants, in form and substance reasonably satisfactory to Buyer and Seller. This Section shall survive Closing.
Section 15.25    Shadow Management. At Buyer’s request, Seller shall direct its Manager to allow Buyer’s manager’s executive management team to “shadow” Manager’s executive management team at the Property during the two weeks prior to Closing. From and after the delivery by Buyer of a Go-Hard Notice and the Additional Deposit, Seller shall (and shall direct Manager to) provide Buyer and/or its designee with any information related to the ownership and/or operation of the Hotel reasonably requested by Buyer, to the extent in Seller’s or Manager’s possession or control; and (y) reasonably cooperate with Buyer and/or its designee in effectuating the transition of the operation of the Hotel to Buyer and/or its designee, provided that, notwithstanding the provisions of Section 15.25(y), the consummation of such transition in a manner satisfactory to Buyer shall not be a condition precedent to Buyer’s obligation to close hereunder, and Buyer may not claim a default by Seller under this Agreement with respect to the provisions of Section 15.25(y).

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

NWBR LLC, a Delaware limited liability company

By:	/s/ Khaled Kudsi
Name: Khaled Kudsi
Title: Senior Managing Director

STUART STREET DEVELOPMENT LLC, a
Delaware limited liability company

By:	/s/ Khaled Kudsi
Name: Khaled Kudsi
Title: Senior Managing Director

BUYER:

NKOTB OWNER LLC, a Delaware limited
liability company

By:	/s/ Thomas C. Fisher
Name: Thomas C. Fisher
Title: Vice President

JOINDER BY ESCROW AGENT
Fidelity National Title Company, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Buyer as of the 7th day of October, 2014, and accepts the obligations of the Escrow Agent as set forth herein.

FIDELITY NATIONAL TITLE COMPANY

By:	/s/ Andrew Bramhall
Name: Andrew Bramhall
Title: Commercial Counsel

ACKNOWLEDGEMENT BY ESCROW AGENT OF RECEIPT OF EARNEST MONEY
Fidelity National Title Company, referred to in this Agreement as the “Escrow Agent” hereby acknowledges that it received the Earnest Money on the 7th day of October, 2014. The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

FIDELITY NATIONAL TITLE COMPANY

By:	/s/ Andrew Bramhall
Name: Andrew Bramhall
Title: Commercial Counsel

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES
This ASSIGNMENT AND ASSUMPTION OF LEASES (“Assignment”) is made and entered into as of the __ day of _________, 2014 by NWBR LLC, a Delaware limited liability company, (“Assignor”), in favor of _____________, a _____________ (“Assignee”).
RECITALS
This Assignment is made with reference to the following facts:
A.     Concurrently with this Assignment, Assignor is selling to Assignee, and Assignee is purchasing from Assignor, that real property and related improvements, fixtures and personal property described in Schedule 1 attached hereto (the “Property”), pursuant to that certain Agreement of Purchase and Sale (the “Agreement”) dated ___________ __, 2014, by and between Assignor, as seller, and Assignee, as Buyer.
B.     In connection with such purchase and sale, Assignor desires to assign and delegate to Assignee, and Assignee desires to assume, all of Assignor’s right, title, interest, duties and obligations (to the extent such rights, duties and obligations first arise or accrue on or after the date hereof), in, to and under various leases and other rights pertaining to the Property and its operation.
NOW, THEREFORE, in consideration of the purchase price paid by Assignee to Assignor for the Property and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:
1.    Assignment of Leases. Assignor hereby assigns and delegates to Assignee, and Assignee hereby assumes, all of Assignor’s right, title, interest, duties and obligations as landlord in, to and under all of those tenant leases more specifically listed on Schedule 2 attached hereto and made a part hereof , but only to the extent that such rights, duties and obligations first arose or accrued on or after the date hereof.
2.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
3.    Governing Law. This Assignment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.
4.    Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the date written above.

ASSIGNOR:

NWBR LLC, a Delaware limited liability company

By:
Name:
Title:

Witness Name:

Witness Name:
ASSIGNEE:

By:
Name:
Title:

Witness Name:

Witness Name:

(signature page to Assignment and Assumption of Leases)

SCHEDULE 1
PROPERTY

SCHEDULE 2
LEASES

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS
This ASSIGNMENT AND ASSUMPTION OF CONTRACTS (“Assignment”) is made and entered into as of the __ day of _________, 2014 by NWBR LLC, a Delaware limited liability company, (“Assignor”), in favor of _____________, a _____________ (“Assignee”).
RECITALS
This Assignment is made with reference to the following facts:
A.     Concurrently with this Assignment, Assignor is selling to Assignee, and Assignee is purchasing from Assignor, that real property and related improvements, fixtures and personal property described in Schedule 1 attached hereto (the “Property”), pursuant to that certain Agreement of Purchase and Sale (the “Agreement”) dated ______ __, 2014, by and between Assignor, as seller, and Assignee, as Buyer. Any capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Agreement.
B.     In connection with such purchase and sale, Assignor desires to assign and delegate to Assignee, and Assignee desires to assume, all of Assignor’s right, title, interest, duties and obligations (to the extent such rights, duties and obligations first arise or accrue on or after the date hereof), in, to and under various contracts pertaining to the Property and its operation.
NOW, THEREFORE, in consideration of the purchase price paid by Assignee to Assignor for the Property and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:
1.    Assignment of Contracts. Assignor hereby assigns and delegates to Assignee, and Assignee hereby assumes, all of Assignor’s right, title, interest, duties and obligations in, to and under all of those contracts listed in Schedule 2 attached hereto, but only to the extent that such rights, duties and obligations first arose or accrued on or after the date hereof.
2.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
3.    Governing Law. This Assignment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.
4.    Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the date written above.

ASSIGNOR:

NWBR LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

(signature page to Assignment and Assumption of Contracts)

SCHEDULE 1
PROPERTY

SCHEDULE 2
CONTRACTS

EXHIBIT C
FORM OF TENANT NOTICE
NWBR LLC
c/o Northwood Acquisitions LLC
575 Fifth Avenue, 23rd Floor
New York, NY 10017
_____________, 2014
VIA UPS/CERTIFIED MAIL
_____________________________
_____________________________
_____________________________
Attn: ________________________

Re: Notice to Tenants of the Revere Hotel (the “Premises”);
Dear Tenant:
Please be advised that effective ______, 2014, NWBR LLC conveyed the Premises to [BUYER ENTITY]. As part of this transaction, your lease (the “Lease”) was assigned by NWBR LLC to [BUYER ENTITY] (“New Owner”). A copy of the Assignment and Assumption of Leases and transferring Deed are enclosed for your reference. The purpose of this letter is to inform you of this transaction and the impact on your Lease.
I.     Rent. All rents, additional rents and other charges under the Lease from and after ____ 2014 are to be made payable to [BUYER ENTITY] and be paid to the following address:
[BUYER ENTITY]
_______________________
P.O. Box _______
City, State ZIP
II.    Notices and Correspondence. All notices and correspondence (other than insurance certificates and sales reports) should be sent to New Owner at the following address:
[BUYER ENTITY]
c/o _______________________
_________________________
_________________________
Attn: _____________________

III.    Insurance. You are hereby requested to have the insurance policies required under the Lease amended to add [BUYER ENTITY] as additional insured thereunder and have a certificate of insurance indicating such amendment forwarded to [BUYER ENTITY].
All certificates of insurance should be addressed to:
[BUYER ENTITY]
c/o _______________________
_________________________
_________________________
Attn: _____________________

IV.    Sales Reports. All Sales reports should be addressed to:
[BUYER ENTITY]
c/o _______________________
_________________________
_________________________
Attn: _____________________
V.     Security Deposit. The security deposit paid by you to NWBR LLC has been transferred to the New Owner and the New Owner shall be responsible for holding the same in accordance with the terms of the Lease.
VI.    Personnel. Finally, if you have specific questions, please feel free to contact any of the following persons:

The contact person with respect to operational matters is: [Property Manager]	Phone: ______________ E-mail: ______________
The contact person for leasing is: [Leasing Manager]	Phone: ______________ E-mail: ______________
The contact for accounting is Tenant Service	Phone: ______________ E-mail: ______________

We appreciate your patience and cooperation during this transition.

NWBR LLC, a Delaware limited liability company

By:

[BUYER ENTITY]

By:

Enc.

EXHIBIT D
FORM OF ASSIGNMENT OF LICENSES, PERMITS, WARRANTIES AND GENERAL INTANGIBLES
ASSIGNMENT OF LICENSES, PERMITS, WARRANTIES AND GENERAL INTANGIBLES (this “Assignment”) dated as of ___________, 2014, among NWBR LLC, a Delaware limited liability company (“Assignor”) and _____________________ (“Assignee”).
Background
This Assignment is being executed and delivered pursuant to that certain Agreement of Purchase and Sale dated as of ________________, 2014 (as the same may be amended, modified and/or supplemented from time to time, the “Purchase Agreement”) among Assignor, as seller, and Assignee, as buyer. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
Assignment
In consideration of Ten ($10.00) Dollars in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer and set over unto Assignee, to the extent assignable, all of Assignor’s right, title and interest in and to (i) all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Assets; (ii) all warranties and guarantees issued to Assignor by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Assets; and (iii) all other intangibles associated with the Assets, including, without limitation, house bank funds, Bookings, goodwill, all URLs and websites, logos, designs, trade names, building names, trademarks related to the property and other general intangibles relating to the Assets, and all telephone exchange numbers specifically dedicated and identified with the Assets; but in each case, expressly excluding Assignor’s right, title and interest in and to any Excluded Assets.
TO HAVE AND TO HOLD, the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained therein.
This Assignment is made without warranty or representation, express or implied, by, or recourse against, any Assignor of any kind or nature whatsoever except as expressly provided in the Purchase Agreement.
Nothing expressed or implied in this Assignment is intended to confer upon any person, other that the parties hereto, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment.
In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms of this Assignment, the terms of the Purchase Agreement shall govern.

This Assignment shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.
This Assignment shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.
This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Assignment to produce or account for more than one such counterpart.
[No further text on this page.]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this instrument as of the day first above written.

ASSIGNOR:

NWBR LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

By:
Name:
Title:

signature page to Assignment of Licenses, Permits, Warranties and General Intangibles)?

EXHIBIT E
FORM OF DEED
«Seller_Name», a «Seller_State_of_Org» «Seller_Type_of_Entity» with an address of «Seller_Address» (“Grantor”), for consideration paid and full consideration of «Purch_Price» DOLLARS ($_______________) grants to «Buyer_Name», a «Buyer_State_of_OrgEntity» with an address of «Buyer_Address», with QUITCLAIM COVENANTS , the land, together with any improvements thereon, located in «Property_CityTown», «Property_County», County, Massachusetts, as more particularly described in Exhibit A attached hereto and made a part hereof.
The conveyance is made together with and subject to all recorded easements, conditions, restrictions and agreements and all other matters of record that lawfully apply to the property hereby conveyed, including, without limitation, that certain Notice of Activity and Use Limitation recorded with the filed with the Suffolk County Registry District of the Land Court as Document No.793981.
The premises do not constitute all or substantially all of the Grantor’s property in the Commonwealth of Massachusetts.
For Grantor’s title, see Deed of «Name_of_Grantor», dated «Date_of_Deed» [recorded with the «Property_County» Registry of Deeds in «Recording_Book_Page»] [filed with the «Property_County» Registry District of the Land Court as Document No. «Recording_Document_No»].
[Balance of page intentionally left blank]

Witness our hand and seal as of the ___ day of ______________, 20___.

«Seller_Sig_Block»

COMMONWEALTH OF MASSACHUSETTS
___________________, ss.
On this ____ day of _______________, 20__, before me, the undersigned notary public, personally appeared provided to me through satisfactory evidence of identification which were to be the person whose name is signed on the preceding or attached document and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose as _______________ for ______________________.

(official signature and seal of notary)
My commission expires:

COMMONWEALTH OF MASSACHUSETTS
___________________, ss.
On this ____ day of _______________, 20__, before me, the undersigned notary public, personally appeared provided to me through satisfactory evidence of identification which were to be the person whose name is signed on the preceding or attached document and acknowledged to me that (he) (she) signed it voluntarily for its stated purpose as _______________ for ______________________.

(official signature and seal of notary)
My commission expires:

EXHIBIT F
FORM OF BILL OF SALE
This BILL OF SALE (“Agreement”) is made and entered into as of the __ day of _________, 2014 by NWBR LLC, a Delaware limited liability company (“Seller”), in favor of _____________, a _____________ (“Buyer”).
RECITALS
This Agreement is made with reference to the following facts:
A.    Concurrently with this Agreement, Seller is selling to Buyer, and Buyer is purchasing from Seller, that real property and related improvements, fixtures and personal property described in Schedule 1 attached hereto (the “Real Property”), pursuant to that certain Agreement of Purchase and Sale (the “Purchase Agreement”) dated _________, 2014, by and between Seller and Buyer. Any capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Purchase Agreement.
B.    In connection with such purchase and sale, Seller desires to convey and assign to Buyer, and Buyer desires to accept and assume, all of Seller’s right, title, interest, duties and obligations (to the extent such rights, duties and obligations first arise or accrue on or after the date hereof), in, to and under various personal property and other rights pertaining to the Real Property and its operation.
NOW, THEREFORE, in consideration of the purchase price paid by Buyer to Seller for the Real Property and the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
1.    Sale of Personalty. Seller hereby sells, transfers, sets over and conveys to Buyer the following (the “Personal Property”):
(a)    all of Seller’s right, title and interest, if any, in and to all personal property and furniture, fixtures, equipment, tools, supplies and other personal property owned by Seller and located in or on the Real Property (except items owned or leased by tenants or which are leased by Seller); and
(b)    all books and records, tenant files, tenant lists and tenant marketing information relating to the Real Property, provided, however, in each case, that Personal Property shall expressly exclude Assignor’s right, title and interest in and to any Excluded Assets.
2.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

3.    Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.
4.    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
[no further text on this page]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed as of the date written above.

SELLER:

NWBR LLC, a Delaware limited liability company

By:
Name:
Title:

BUYER:

By:
Name:
Title:

(signature page to Bill of Sale)

SCHEDULE 1
REAL PROPERTY

EXHIBIT G
FORM OF FIRPTA CERTIFICATE
Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be deemed the transferor of the property and not the disregarded entity. To inform _____________, a _____________________ (“Transferee”) that withholding of tax is not required upon disposition of a U.S. real property interest by NWBR Holdings LLC, a Delaware [limited liability company] (“Parent”) (the owner, for U.S. federal income tax purposes, of NWBR LLC, a Delaware limited liability company (“Transferor”), which is a disregarded entity for U.S. federal income tax purposes), the undersigned hereby certifies the following on behalf of the Parent:
(a)    Parent is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations);
(b)    Parent is not a disregarded entity as defined in Treasury Regulations Section 1.1445-2(b)(2)(iii).
(c)    The U.S. employer identification number of Parent is ______.
(d)    Parent has an address at c/o Northwood Acquisitions LLC, 575 Fifth Avenue, 23rd Floor, New York, NY 10017.
This Certification is given to Transferee with respect to the transfer of the Assets as such term is defined in that certain Agreement of Purchase and Sale dated as of ________ __, 2014, among Transferor and Transferee, for the purpose of establishing and documenting the nonforeign affidavit exemption to the withholding requirement of Section 1445 of the Code.
Parent understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

[Signature Page Follows]

Under penalty of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Parent.
___________ __, 2014

NWBR HOLDINGS LLC, a Delaware limited
liability company

By:
Name:
Title:

EXHIBIT H

OWNER’S NO LIEN AND POSSESSION AFFIDAVIT
Title Number: NLT-
COMMONWEALTH OF MASSACHUSETTS     )

                            : SS

COUNTY OF SUFFOLK                )

Before me, the undersigned authority, this day personally appeared              (“Affiant”), who being by me first duly sworn, deposes and says:

1.	Deponent has personal knowledge of the facts that are sworn to in this affidavit, and Affiant is fully authorized and qualified to make this affidavit.

2.	That he is the of _______________ , a _______________________________________________ formed under the laws of the State of ______________________________.

3.	That said ______________________________________________ is authorized to do business in the Commonwealth of Massachusetts.

4.	That there are no judgments unsatisfied against _____________________________________ in any court of the Commonwealth of Massachusetts or of the United States.

5.
That the undersigned is authorized by the operating agreement or by the members/partners/shareholders of the ____________________________________ to execute the closing instruments upon behalf of said _______________________________

6.	Deponent is the (the “Owner”), and is authorized to make this Affidavit on its behalf.

7.	In accordance with Section 1445 of the Internal Revenue Code, as amended (the “Code”) and under the penalties of perjury, Affiant makes the following statements:

i.	Owner’s United States address is:

ii. Owner is not a “foreign person,” as such term is defined in Section 1445(f) of the Code;
iii. Owner’s tax identification number is:             ; and
iv. Affiant understands that this Affidavit may be disclosed to the Internal Revenue Service.

8.	The Owner is the owner of that certain real property located in , as more particularly described on Exhibit “A” attached hereto and by reference made a part hereof (the “Property”).

9.
Owner has not granted any reservations for State Road rights-of-way or for oil, gas or mineral rights within the Property, and to the best of Affiant’s knowledge there exist no reservations for State Road rights-of-way or for oil, gas or mineral rights within the Property, other than as shown by the public records of                     .

10.
There have been no improvements, alterations or repairs made by Owner to the Property within the past one hundred twenty (120) days for which the cost, or any part thereof, remain unpaid, or which are not completed, [except for those listed on Schedule [ ] attached hereto].

11.
There are no construction liens against the Property, or any part thereof, which liens would have been created or incurred by virtue of an obligation of the Owner, and no contractor, subcontractor, laborer, or materialman, engineer, land engineer, surveyor or any other party entitled to a lien has any lien or right to lien against the Property, or any part thereof, by virtue of any unpaid obligation created or incurred by the Owner. No Notice of Commencement presently affecting the Property has been filed in the public records of              or posted on the Property.

12.	There are no claims, demands, contract rights, liens or judgments outstanding against the Property and the Owner is not indebted to anyone for the Property.

13.	There are no easements or claims of easements on the Property not shown on the public records of .

14.
There are no outstanding rights or claims of any parties in possession of the Property not shown on the public records of                 , and that there are no parties other than the Owner and its tenants in possession of the Property as follows:

a.	See list of tenants attached hereto as Exhibit “B”

15.	There are no outstanding taxes or special assessments, which are not shown as existing liens by the public records of .

16.
Between the most recent Effective Date of the Commitment and the date of recording of the Insured Instrument(s) but in no event later than 10 business days from the date hereof (hereinafter, the “Gap Period”), the undersigned has not taken or allowed and will not take action to encumber or otherwise affect title to the Premises. The undersigned makes the foregoing assertion to induce Title Insurer to provide so-called “Gap Coverage” in its policy of title insurance.

17.
This Affidavit is made for the purpose of inducing National Land Tenure Company, LLC, as agent for Title Insurance Company (the "Title Company") to issue its policies of title insurance including endorsements and, if applicable, to eliminate certain standard exceptions. In addition, this Affidavit is made for the purpose of inducing the National Land Tenure or its underwriter to act as escrow or closing agent and then to disburse any funds held as escrow or closing agent. Affiant hereby indemnifies and agrees to save harmless the Title Company and its agent against any damage or expense, including attorney fees, sustained as a result of any of the foregoing matters not being true and accurate.

Dated                 ,         .

"OWNER"

STATE OF __________________
COUNTY OF ________________

Sworn to and subscribed before me this _____ day of             ,

Notary Public,

EXHIBIT A TO TITLE AFFIDAVIT
Legal Description

EXHIBIT B TO TITLE AFFIDAVIT
Rent Roll

EXHIBIT I
FORM OF BEVERAGE AGREEMENT
[to be attached]

BEVERAGE SERVICES MANAGEMENT AGREEMENT

THIS BEVERAGE SERVICES MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of the _____ day of ____________, 2014 by and between NWBR LLC, a Delaware limited liability company ("Licensee"), and [Pebblebrook entity], a Delaware limited liability company ("New Owner").
WITNESSETH:
WHEREAS, Licensee is the holder of a License for the Sale of All Alcoholic Beverage as Hotel (the "Liquor License") for the premises commonly known as The Revere Hotel Boston Common, located at 200 Stuart Street, Boston, MA (the "Premises");
WHEREAS, contemporaneously herewith, Licensee is selling the Premises to NKOTB Owner LLC, a Delaware limited liability company (“NKOTB”), and NKOTB is leasing the hotel to New Owner; and
WHEREAS, the parties to this Agreement desire to cooperate in making certain that the management of the liquor operations in the Premises (the "Liquor Operations") continues in a professional and orderly fashion during the transition of ownership and transfer of the Liquor License to, or acquisition of a new liquor license for the Premises by (whether a transfer of the Liquor License or the issuance of a new license, hereinafter referred to as the "New License") New Owner or New Owner's agent ("Agent"), and New Owner accordingly desires Licensee to continue to operate the Premises in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Licensee and New Owner agree as follows:
ARTICLE I
ROLE OF NEW OWNER

1.1    Appointment. To the extent permitted by applicable law, Licensee hereby appoints New Owner, and New Owner hereby accepts the appointment, as the sole and exclusive interim manager of the Premises with respect to the Liquor Operations. To the extent required by law, Licensee shall have sole and unqualified control with respect to the sale and service of alcoholic beverages and related licensed activities upon the Premises. To the extent permitted by law, New Owner shall perform, or shall cause Agent to perform, all of Licensee's obligations hereunder on Licensee's behalf. The Licensee shall remain involved with the operation of the Premises to the extent required under the laws governing the Liquor License.

1.2    Inventory and Supplies. New Owner shall provide during the Term (as defined below) hereof all operating equipment and operating supplies (such equipment and supplies being referred to herein collectively as the "Operating Supplies") necessary to operate the Liquor Operations at the Premises. All alcoholic beverage purchases will be in the name of and controlled by Licensee. Licensee grants New Owner the authority, subject to the terms hereof and to the extent permitted by applicable law, to make all purchases necessary for the Liquor Operations at the Premises. Licensee shall have the right to use the Operating Supplies in the conduct of the Liquor Operations under this Agreement.

1.3    Fixtures and Equipment; Maintenance: Surrender. New Owner shall provide, and Licensee shall have the right to the nonexclusive use of, all fixtures, equipment, furnishings, and furniture necessary or appropriate for the Liquor Operations as required hereunder.
1.4    Term. Unless terminated sooner under another provision of this Agreement, the term of this Agreement (the 'Term") shall commence on the date hereof and terminate immediately upon the earlier to occur of (a) three (3) months after the date hereof, or (b) approval and issuance by the applicable licensing authorities of the New License to New Owner or its designee; provided that, New Owner may extend this Agreement for three (3) months in the event that the licensing authorities have not provided a decision regarding the New License and New Owner is diligently pursuing an application pursuant to Section 1.5, below.
1.5    Pursuit of New License. New Owner or its designee has, at its own expense, commenced all action and filed all applications required to obtain the New License in its own name. The parties acknowledge and agree that the New License will be obtained by New Owner or its designee by transfer of the Liquor License or obtaining a new liquor license for the Premises. New Owner shall diligently pursue the New License, and Licensee shall fully cooperate with New Owner in connection therewith, including without limitation (if requested to do so by New Owner) executing all documents and taking all actions necessary to transfer Licensee's Liquor License to New Owner or its designee. New Owner shall be responsible for all costs and expenses incurred in obtaining the New Liquor License, except that Licensee shall be and remain responsible for the payment of all taxes and other expenses (including, without limitation, payments to wholesale liquor dealers and other vendors) incurred in connection with the Liquor Operations prior to the date hereof, and obtaining a letter of compliance from the Massachusetts Department of Revenue that may be required incident to the issuance of a new liquor license for the Premises to New Owner or its designee. New Owner shall provide to Licensee a copy of the New License promptly upon issuance of same.
ARTICLE II
REVENUE AND EXPENSES
2.1    Revenues and Expenses. All gross revenue and receipts derived from Liquor Operations are the exclusive property of Licensee. However, during the Term hereof, New Owner shall collect said revenues and receipts on behalf of Licensee.
2.2     Licensee Expenses. On behalf of Licensee, New Owner shall, as a part of its services, cause all expenses incurred in the Liquor Operations for the Premises to be paid from the revenues and receipts New Owner collects. Notwithstanding anything to the contrary contained herein, Licensee shall not be required to use its own funds to pay any such expenses or otherwise in the fulfillment of its duties and obligations under this Agreement. Licensee shall have the absolute right, from time to time, to conduct an audit of the Liquor Operations and the books and records in connection therewith by using its own internal auditors or by employing independent auditors.
2.3    New Owner Compensation. New Owner shall cause to be paid from the revenues and receipts collected from the Liquor Operations, all beverage purchases, all gross receipts taxes, state and local taxes and fees, license fees, professional and consultation fees, and general operating expenses of the Liquor Operations, and from the balance of the proceeds thereafter, Licensee agrees to pay to New Owner a fee (the "Services Fee") equal to $250,000.00 per month, to compensate New Owner for the Operating Supplies, fixtures, equipment, furnishings and furniture, and services to be provided by New Owner pursuant to this Agreement and not as beneficial owner; provided that said Services Fee shall be payable to New Owner upon the date of termination of this Agreement, and after payment of all other expenses incurred in connection with the Liquor Operations. If, following the payment of all expenses as set forth above, the remaining revenues from the Liquor Operations (the "Beverage Revenue Balance") are insufficient to cover payment of the full Services Fee, then New Owner shall retain the Beverage Revenue Balance as its Services Fee, and New Owner shall have no recourse to any assets of Licensee other than the Beverage Revenue Balance for the payment or satisfaction of the Services Fee. During the Term hereof, the parties agree that the revenues generated by the Liquor Operations shall be used to defray all operating expenses incurred in the Liquor Operations, all expenses incurred by Licensee or New Owner in performing their respective duties hereunder, and all other charges, including gross receipts taxes, attributable to the Liquor Operations.
ARTICLE III
OPERATIONS
3.1    Authority and Duties.
(a)New Owner will, on behalf of Licensee, perform or cause to be performed, all duties required or desirable in the management and operation of the Liquor Operations at the Premises to maintain the Premises in compliance with the laws and regulations of the local licensing authority and the Commonwealth of Massachusetts, which duties shall include, but not be limited to, the supervision and arrangement for the employment of a sufficient number of adequately trained staff.
(b)New Owner agrees that the Liquor Operations shall be operated in a lawful manner in compliance with all laws and regulations of the local licensing authority and the Commonwealth of Massachusetts.
3.2    Employees. In conducting business at the premises during the Term, Licensee agrees to use only the employees supplied by New Owner or its Agent. It is understood that the individual named on the Liquor License will be offered employment during the Term by New Owner or its Agent. New Owner will not knowingly employ any person who is disqualified from being employed on an alcoholic beverage licensed premises. All such employees shall be employed by New Owner or its Agent, who shall have the ability to hire, fire or discipline such employees.
3.3    Records and Returns. New Owner shall, on Licensee's behalf, arrange for the keeping of full and adequate books of account, tax records and returns, and other records reflecting the Liquor Operations during the Term of this Agreement. New Owner shall prepare and file on a timely basis all required tax returns with respect to the Liquor Operations during the Term of this Agreement with the Massachusetts Department of Revenue and all other applicable governmental authorities, and pay the total taxes due from Licensee with respect to the Liquor Operations for each taxable period during the Term of this Agreement.

3.4    Licenses. New Owner shall exercise all commercially reasonable efforts to keep the current Liquor Licenses in full force and effect throughout the Term of this Agreement and to renew said Liquor Licenses during the Term of this Agreement as necessary, and Licensee shall cooperate with New Owner and exercise all commercially reasonable efforts in that regard, which expense shall be paid from the revenues and receipts received from the Premises. Licensee shall cooperate with New Owner in filing any required renewal forms and transfer documents, and as may be needed to ensure that there is no cessation of operation during the Term of this Agreement pending issuance of the New License to New Owner and/or its designee, but at no cost to Licensee except for the payment of any taxes accrued prior to the date hereof. Licensee shall maintain its entity status in full force, effect and good standing throughout the Term.
ARTICLE IV
INSURANCE
4.1    Maintenance of Insurance.
(a)During the Term of this Agreement, New Owner shall provide and maintain comprehensive general liability insurance and dram shop coverage in an amount reasonably acceptable to both parties and sufficient to provide reasonable and adequate protection to New Owner, Agent and Licensee against liability which may arise in connection with the Liquor Operations at the Premises from and after the date hereof. Licensee (including its officers, directors, shareholders, agents and employees) and the individual(s) named on the current Liquor Licenses shall be named as additional insureds on such insurance policies. Such insurance shall expressly provide that such policies shall not he cancelable or subject to material reduction of coverage except after thirty (30) days prior written notice to Licensee and all other additional insureds identified above. In the event New Owner or Agent fails to maintain such insurance at any time during the Term of this Agreement, then Licensee shall have the right to either (i) obtain such insurance or pay the premium in question for New Owner's or Agent's account and to be reimbursed by New Owner and Agent immediately upon demand, or (ii) terminate this Agreement if such failure is not cured with in five (5) business days after Licensee's delivery of written notice thereof to New Owner. This paragraph shall survive termination or expiration of this Agreement.
(b)    Payment of all costs for such insurance shall be made from the liquor operating revenues of the Premises.
4.2    Indemnity. NKOTB and New Owner hereby agrees to indemnify, defend and hold Licensee and its officers, directors, shareholders, agents and employees, and the individual(s) named on the current Liquor Licenses (collectively, the "Indemnified Persons") harmless from any and all liabilities, claims, demands, causes of action, suits, judgments, damages, costs and expenses (including reasonable attorneys' fees) incurred by Licensee (a) arising from any injury to persons or damage to property on or about the Premises during the Term of this Agreement,
071321-0117-16403210.1

(b) arising from the Liquor Operations during the Term of this Agreement, (c) arising in connection with the sale or service of alcoholic beverages at the Premises during the Term of this Agreement (whether or not due in whole or in part to negligence of one or more of the Indemnified Persons), (d) arising from the performance or non-performance of the duties, obligations, powers or authorities hereunder of New Owner and/or Agent, their respective employees or independent contractors, and (e) arising from failure of this Agreement and/or the Liquor Operations to comply with applicable laws, codes, rules and regulations, but in all events except as a result of the gross negligence or willful misconduct of the Indemnified Persons. No act or failure to act of New Owner and/or Agent shall be attributed to any Indemnified Person for purposes of this Agreement and particularly for purposes of the foregoing exclusion from this indemnity for gross negligence or willful misconduct. The indemnity provided in this paragraph shall not limit in any way any other indemnities provided in this Agreement, or in any other document executed in connection therewith. The foregoing provisions of this paragraph shall survive the termination of this Agreement.
ARTICLE V
EVENTS OF DEFAULT, TERMINATION
5.1    Events of Default. Each of the following shall constitute an "Event of Default" under this Agreement:
(a)The failure of any party to pay when due any amount payable by such party to or on behalf of any other party under this Agreement (including, but not limited to, expenses incurred in connection with the Liquor Operations regardless of which party may bear the liability for such expenses under applicable law in the absence of this Agreement) after written notice from the other party that such payment is due and payable; or
(b)Failure by New Owner or Licensee to remedy any other breach of its obligations under this Agreement within thirty (30) days (or such longer time as is reasonably necessary in which to effect such cure, provided the defaulting party promptly commences to do so) after receipt of written notice from the other party.
(c)In the event that this Agreement is terminated prior to the issuance of the New License to New Owner or its designee, Licensee shall have the right to surrender or cancel the Liquor License and to take any other similar action in order to shield Licensee from liability arising from service of alcoholic beverages at the Premises.
5.2    Remedies. Upon the occurrence and during the continuation of an Event of Default, the non-defaulting party may terminate this Agreement upon written notice to the other party and except as to liabilities or claims which shall have accrued or arisen prior to or on account of such termination, and except as otherwise provided in Section 6.2 hereof, all obligations hereunder shall cease. In any judicial proceeding in which the validity of termination is at issue, neither party will be limited to the reasons for default set forth in any notice sent pursuant to this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1     Notices. All notices, requests, demands or other communications hereunder shall be in writing and deemed to have been given only if and when hand-delivered or sent by nationally recognized overnight courier service or certified mail, return receipt requested, through the United States Postal Service with sufficient postage prepaid. or by facsimile or email (provided that it is also dispatched by one of the other permitted methods of transmission on the same day) to the parties hereto at following addresses or such other address as either party shall designate by notice pursuant to this Section.

If to Licensee:	NWBR LLC
c/o Northwood Acquisitions LLC
575 Fifth Avenue, 23rd Floor
New York, NY 10017
Attn.: Jonathan Wang
Phone No.: (212) 573-0805
Fax No.: (212) 202-4828
Email: jwang@northwoodinvestors.com

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Steven Stickler, Esq.
Facsimile: (212) 455-2502
Telephone: (212) 455-3065
Email: sstickler@stblaw.com

If to New Owner:	c/o Pebblebrook Hotel Trust
7315 Wisconsin Avenue, 1100 West
Bethesda, Maryland 20814
Attn: Thomas C. Fisher
Facsimile: (240) 396-5763
Telephone: (240) 507-1340
Email: tfisher@pebblebrookhotels.com

With a copy to:	Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue, Suite 101
Bloomfield Hills, Michigan 48304-5151
Attn: J. Adam Rothstein, Esp.
Facsimile: (248) 566-8479
Telephone: (248) 566-8478
E-mail: arothstein@honigman.com

Notwithstanding the foregoing, in the event of any mail disruption by virtue of any stoppage in mail service performed by the United States Postal Service due to strike or labor difficulty, notices, requests, demands or other communications referred to in this Agreement shall be hand-delivered, delivered by a nationally recognized express delivery company or telegraphically given, but shall only be deemed to have been given when received.
6.2    Survival. Unless expressly stated to the contrary, all obligations for any payment or reimbursement by one party to the other shall survive the end of the Term. The provisions of Article II and Section 4.2 of this Agreement shall survive the end of the Term.
6.3    Partial Invalidity. If any of the phrases, sentences, clauses or paragraphs contained in this Agreement shall be declared invalid by the final and unappealable order, decree, or judgment of any court, this Agreement shall be construed as if such phrases, sentences, clauses or paragraphs had not been inserted, provided that the economic basis of this Agreement is not altered thereby.
6.4    Modifications; Waivers. This Agreement may not be changed modified or terminated, nor may any provision hereof be waived, except by a writing signed by the party to be charged with any such change, modification, termination or waiver. The waiver of any of the terms and conditions of this Agreement on any occasion or occasions shall not he deemed a waiver of such terms and conditions on any future occasion.
6.5    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, and the courts of the Commonwealth of Massachusetts shall have jurisdiction over any matters arising hereunder. New Owner and Licensee agree to comply with, and New Owner shall cause Agent to comply with, all laws and regulations of the Commonwealth of Massachusetts and all ordinances of the local licensing authority jurisdiction with respect to the Liquor Operations at the Premises.
6.6    Assignment. Neither party hereto may assign or transfer any of its rights or delegate any of its obligations under this Agreement to any other person, firm or company without the written consent of the other. Any such consent may be withheld in a party's sole and absolute discretion.
6.7    No Joint Venture. Nothing in this Agreement creates a joint venture or partnership and, except as may be expressly set forth herein, no party is given the authority to bind or obligate any other party.
6.8    Counterparts. This Agreement may be executed in counterparts, all of which together shall form a single document. Counterparts may be exchanged by facsimile or other electronic transmission, which shall be considered binding.
6.9    Independent Contractor Status Intended. The relationship of the parties hereto is and shall be that of independent contractors. No party hereto shall have any right to supervise, control or direct the activities of any employee or agent of any other party, except to the extent specifically provided herein and except as otherwise required by law. All arrangements and other matters pertaining to the employment, supervision, compensation and discharge by a party of its employees and agents shall be the sole responsibility of such party, and no other party shall have any rights or obligations with respect thereto. In addition, the parties shall not, by virtue of the execution or performance of this Agreement, become or be deemed to be parties or joint venturers in the conduct of the other parties' business.

6.10     Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any discussions, offers, proposals, agreements or promises with respect thereto.
[signatures on following page]

IN WITNESS WHEREOF, Licensee and New Owner have duly executed this Agreement as of the day and year first written above.

LICENSEE:

NWBR LLC, a Delaware limited liability company

By:
Name:
Title:

NEW OWNER:

EXHIBIT J
FORM OF ESTOPPEL
[to be attached]

ESTOPPEL FORM

TO:	NKOTB Owner LLC, a Delaware limited liability company, and its successors and assigns (“Purchaser”)
NWBR LLC, a Delaware limited liability company (“Landlord”)
NWRK LLC, a Delaware limited liability company (“Tenant”) hereby warrants and represents to and agrees with Purchaser as follows, with the understanding that Purchaser is relying on such warranties, representations and agreements as an inducement to purchase the property which is described in the Lease (defined below):
1.    Tenant is the lessee under that certain a certain Lease dated ____________________ ("Lease") pertaining to premises located within the Revere Hotel Boston Common (“Hotel”). A true, accurate and complete copy of the Lease is attached hereto as Exhibit A.
2.    The name of the current Landlord (Seller) is NWBR LLC, a Delaware limited liability company.
3.    The Lease is for the following portion of the Hotel: ____________________________ (the "Demised Premises"). Tenant has no option or right to purchase all or any part of the Hotel.
4.    The Lease has not been modified or amended except by the following documents (if none, so state): _________
5.    The initial term of the Lease commenced on _________, 2____ and shall expire on ______, 2_____, unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state): ______________
6.    The Lease, as it may have been modified or amended, contains the entire agreement of Landlord and Tenant with respect to the Demised Premises, and is in full force and effect.
7.    As of the date hereof, Tenant is occupying the Demised Premises and is paying rent on a current basis under the Lease. Tenant has accepted possession of the Demised Premises, and all items of an executory nature relating thereto to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease and within the time periods set forth in the Lease.
8.    The minimum monthly or base rent currently being paid by Tenant for the Demised Premises pursuant to the terms of the Lease is $______ per month and has been paid through _____________________.

9.    Percentage rent ("Percentage Rent"), if any, due under the Lease has been paid through _________, 201_ and the amount of Percentage Rent for the last period paid was $________.
10.    Common area maintenance, taxes, insurance and other charges (the "Reimbursables"), if any, due under the Lease have been paid through ____________________, 2014.
11.    Landlord has paid in full any required contribution towards work to be performed by Tenant under the Lease, except as follows (if none, so state):                         .
12.    No default or event that with the passage of time or notice would constitute a default (hereinafter collectively a "Default") on the part of Tenant exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.
13.    To the best of Tenant's knowledge, no Default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord. Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord
14.    Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Demised Premises, or any part thereof.
15.    Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity, except as follows (if none, so state): ______________________.
16.    No rentals are accrued and unpaid under the Lease, except for Percentage Rent, if any, or Reimbursables, if any, which are not yet due and payable.
17.    No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease, except for the sum of $__________ which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.
18.    The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.
19.    The current notice address for Tenant (cannot be a P.O. Box) is as follows: ______________________________________________________________________________
Dated:____________, 2014.

TENANT:

NWRK LLC, a Delaware limited liability company

By:
Name:
Title:

SCHEDULE A-1
Legal Description of Hotel Property

A certain parcel of land, being partly registered and partly unregistered, with the buildings and improvements thereon, situated on the southerly side of Stuart Street and the westerly side of Charles Street South in the City of Boston, Suffolk County, Massachusetts, being shown as Lot 1 on a plan entitled "Corrective Plan, 210 Stuart Street, Boston, Massachusetts," dated March 26, 2007, last revised September 30, 2010, by R, E. Cameron & Associates, Inc., Land Surveyors, recorded herewith, and being also a portion of Parcel C-3 on a plan entitled "Boston Redevelopment Authority South Cove Urban Renewal Area Project No, Mass. R-92 Boston-Suffolk County-Massachusetts Delivery Parcel Plan Parcel C-3" dated December 1, 1969, by Chas. T. Main, Inc., Engineers, recorded with Suffolk Registry of Deeds in Book 8335, Page 596, and bounded and described as follows:
Beginning at a point in the southerly sideline of Stuart Street one hundred twenty-eight and eight hundredths (128.08) feet easterly along said sideline from the intersection thereof with the easterly sideline of Church Street and thence running
NORTH 69° 19' 01" EAST by said southerly sideline of Stuart Street, one hundred fifty-four and fifty-four hundredths (154.54) feet; thence running
NORTH 75° 04' 24" EAST by said southerly sideline of Stuart Street, one hundred sixty-six and seventy-five hundredths (166.75) feet to a point of curvature; thence turning to the right and running
SOUTHEASTERLY on a curved line at the intersection of Stuart Street and Charles Street South having a radius of seven (7.00) feet, a distance of eleven and fifty-five hundredths (11.55) feet to a point on the westerly sideline of Charles Street South; thence running
SOUTH 10° 21' 25" EAST by the westerly sideline of Charles Street South ninety-nine and seventeen hundredths (99.17) feet; thence running
SOUTH 8° 58' 47" EAST by the same, one hundred sixteen and eighty-eight hundredths (116.88) feet to a point; thence turning to the right and running
SOUTH 81° 01' 13' WEST bounded southerly by land now or formerly of WA IV Management Company Inc. TS, forty-four and seventy hundredths (44.70) feet to a point; thence turning to the left and running
SOUTH 60° 49' 08" WEST through a brick party wall, by land now or formerly of Philip A. Hresko Trustee, twenty-nine and forty-nine hundredths (29.49) feet; thence running

SOUTH 62° 04' 54' WEST through said brick party wall, by said land now or formerly of Philip A. Hresko Trustee, forty and ninety-one hundredths (40.91) feet to a point on the easterly sideline of Broadway; thence turning to the right and running
NORTH 24° 43' 19 WEST by said easterly sideline of Broadway, sixteen and eighty-one hundredths (16.81) feet to a point; thence turning to the left and running
SOUTH 76° 07' 44" WEST bounded southerly by the end of the Broadway and the northerly sideline of Piedmont Street, one hundred ninety-five and fifty hundredths (195.50) feet to a point; thence turning to the right and running
NORTH 13° 50' 43" 'WEST through Shawmut Street Extension and continuing bounded westerly by the end of Shawmut Street and land now or formerly of Jae H. Chung TS, one hundred ninety-eight and eighty-six hundredths (198.86) feet to the point and place of beginning.
A portion of the above described land is shown as registered land as Lot 1 on Land Court Plan No. 2652313, shown as all the land on Land Court Plan No. 19751A, and shown as Lot 1 on Land Court Plan No. 17612B. For title to the registered land, see Certificate of Title 119583.
Together with (a) all right, title and interest, if any, in and to the fee and soil or abutting streets, (b) such rights as now exist by operation of law in or with respect to the party walls shown in "Subsketch A" and "Subsketch B" on the 1969 Plan and (c) the right to use the full length of Shawmut Street Extension as shown on the 2007 Plan (hereinafter defined), for all purposes for which ways are used or may be used in the City of Boston, in common with others lawfully entitled thereto and (d) passageway rights and other easements set forth in deed from Boston Redevelopment Authority dated December 29, 1969, filed with the Suffolk Registry District and recorded with Suffolk Registry of Deeds, Document No. 296694 and recorded in Book 8335, Page 596, respectively.

SCHEDULE A-2
Legal Description of 212 Stuart Property
212 STUART STREET:

PARCEL I:
All that certain parcel of land with the buildings thereon situated on Shawmut Street and Stuart Street in the City of Boston, County of Suffolk and the Commonwealth of Massachusetts, bounded:

SOUTHERLY:	by the northerly line of said Shawmut Street as established by a Resolve of the Board of Aldermen of the said City, approved September 25, 1868, there measuring forty-eight and 59/100 feet;

WESTERLY:	by land late of German United Evangelical Lutheran and Reform Society and by land late of Horatio Harris, sixty-nine and 36/100 feet;

NORTHERLY:	by land late of Katherine Fuller, by land late of said Harris and by land late of Robert Knott, forty-nine and 20/100 feet; and

EASTERLY:	by land late of said Harris and by land late of Thomas Snow, sixty-eight and 55/100 feet;

Said parcel and the buildings being commonly known as "Hope Chapel" on said Shawmut Street.

PARCEL II:
Also a strip of land four inches in width, bounded:

EASTERLY:	by the above-described parcel, forty-three and 3/100 feet;

NORTHERLY:	by land now or late of Eldridge, four inches;

WESTERLY:	by land now or formerly of Caroline A. Schaffer, forty-three and 3/100 feet; and

SOUTHERLY:	by Shawmut Street, four inches.
PARCEL III (Air Rights):
A certain parcel of land situated in Boston, Suffolk County, Massachusetts, shown as Taking #1 on a plan entitled "Boston Redevelopment Authority Taking Plan #212/#222 Stuart Street, Boston, Massachusetts" dated September 2, 2008 and recorded with the Suffolk Registry of Deeds in Book 2008, Page 524 and prepared by VTP Associates, Inc. ("Taking Plan").
Said parcel is more particularly described as follows:
Beginning at the southeasterly intersection of Church and Stuart Streets and labeled Taking #1, thence:

N 69° 19' 01" E	by the southerly sideline of Stuart Street 79.09 feet to a point, thence;
N 21° 55' 25" W	2.77 feet to a point, thence;
S 69° 14' 51" W	81.86 feet to a point, thence;
S 20° 44' 59" E	19.68 feet to a point on the easterly sideline of Church Street, thence;
N 11° 18' 07" W	by said easterly sideline 17.23 feet to the point of beginning.

The above description proceeds from elevation 56.96 through elevation 59.88 Boston City Base.

PARCEL IV (Air Rights):
A certain parcel of land situated in Boston, Suffolk County, Massachusetts, shown as Taking #2 on the Taking Plan.
Said parcel is more particularly described as follows:

Beginning at a point located 5.86 feet on a bearing of N 76° 04' 01" E from the northeasterly intersection of Church Street with Shawmut Street, thence;

N 76° 04' 01" E	along Shawmut Street for a distance of 44.19 feet to a point, thence;
S 14° 21' 56" E	2.48 feet to a point, thence;
S 75° 37' 46" W	43.87 feet to a point, thence;
N 20° 44' 59" W	2.84 feet to the point of beginning;

The above description proceeds from elevation 56.96 through elevation 59.88 Boston City Base.

PARCEL V (Air Rights):
A certain parcel of land situated in Boston, Suffolk County, Massachusetts, shown as Taking #3 on the Taking Plan.
Said parcel is more particularly described as follows:
Beginning at a point located 11.18 feet on a bearing of N 69° 19' 01" E from the southeasterly intersection of Church Street with Stuart Street, thence;

N 20° 40' 25" W	0.92 feet to a point, thence;
N 69° 20' 42" E	116.34 feet to a point, thence;
S 20° 39' 18" E	0.86 feet to a point on the southerly sideline of Stuart Street, thence;
S 69° 19' 01" W	by said sideline 116.34 feet to the point of beginning.

The above description proceeds from elevation 129.12 through elevation 131.12 Boston City Base.

SCHEDULE 1.1(a)
Survey
That certain ALTA/ACSM Land Title Survey, prepared by Cameron & Associates, Inc. March 10, 2003, most recently revised August 4, 2010.

SCHEDULE 1.1(b)
Violations
None.

SCHEDULE 2.4
Allocated Purchase Price

Real Estate	$250,403,485

Tangible Personal Property	$10,596,515

Total:	$261,000,000

SCHEDULE 3.1(c)
Required Governmental Authority Consents

1.	Any consents as may be required from any governmental authority in connection with the assignment of the Licenses and Permits.

SCHEDULE 3.1(d)
Conflicts
None.

SCHEDULE 3.2(a)(i)
Contracts

Service/Vendor	Description	Start Date	End Date
Advanced Signal	Test & inspection Agreement	1/1/2013	12/31/2014
New Market International	ebrouchure configuration	1/1/2012	12/31/2014
National Grid	Gas Service Agreement	n/a	n/a
Trigen energy service agreement	Steam Service Agreement	9/1/2010	9/30/2020
Audio Visual Services Group/PSAV	Audio Visual rental amendment	1/1/2011	1/31/2019
JRM Hauling & Recycling	Dumpster waste removal-monthly	1/1/2014	12/31/2014
Homisco	System Service-Telephone call acct	11/30/2013	11/30/2014
DMI	3rd Party meeting/conv. Agent	2/1/2014	1/31/2015
Micros Retail Systems	Restaurant POS systems and Maint.	2/21/2014	2/21/2015
ESP	Back Office agreement	3/1/2014	2/28/2015
ESP	Guest Internet	3/1/2014	2/28/2015
HelmsBriscoe	Sales Marketing and TA Commission	5/1/2014	5/1/2015
Hudson Energy	Electricity provider	1/21/2013	1/1/2015
Sabre Hospitality Solutions	SynXis Central Reservation Systems	4/1/2014	3/31/2019
BMI	Lobby Music	1/1/2014	12/31/2014
Xerox Doc Tech	Printer lease and service agreement	11/1/2012	11/30/2016
TV Leases	TVs	10/7/2009	11/1/2014
Parking Lease	Parking	10/7/2009	11/1/2014
Knowland Group	Reader Board Service	10/22/2010	Month to Month
Agoda	Distribution & Commission Agreement	11/5/2012	n/a
New England Linen Supply Co., Inc.	Linen Services	5/14/2013	Month to Month
Pinnacle Communications	Voice Messaging System	n/a	n/a
Royal Hospitality Services	Laundry Service	7/23/2012	12/31/2017
Pitney Bowes	Postage Equipment	n/a	n/a

SCHEDULE 3.2(a)(ii)
Contract Defaults
None.

SCHEDULE 3.2(b)
Space Leases

Demised Premises	Tenant Name	Type of Document/Date
1,000 sqft	New Cingular Wireless PCS, LLC	Lease - August 5, 1992 First Amendment - May 31, 2007 Second Amendment - August 17, 2011 Third Amendment - January 16, 2013
7,457 sqft	NWRK LLC	Lease - April 19, 2007 First Amendment - April 25, 2007 Second Amendment - October 8, 2008 Third Amendment - February 28, 2009 Fourth Amendment - October 5, 2010 Fifth Amendment - December 23, 2013

SCHEDULE 3.2(d)
Litigation
1. Amefika Desir v. Revere Hotel, Commonwealth of Massachusetts Commission Against Discrimination, MCAD Docket Number: 14BPA00710.

SCHEDULE 3.2(j)
Tax Claims
As part of the routine rotation of tax audits typically conducted by taxing authorities, the Massachusetts Department of Revenue is currently conducting a sales and use tax audit on Seller.  Essentially all businesses operating within the state undergo these audits as a normal course of business on a rotating schedule.  Historically, business can expect to be audited on a three to five year cycle.  Once the audit has been concluded, should any liability exist for additional use tax or for any disallowed exemptions for periods prior to the Closing, that liability would be borne by Seller.

SCHEDULE 3.2(l)
Gift Certificates